Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
EMULEX CORPORATION
at
$9.25 NET PER SHARE
by
FIJI ACQUISITION CORPORATION
a wholly owned subsidiary of
BROADCOM CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT
NEW YORK CITY TIME, ON WEDNESDAY, JUNE 3, 2009, UNLESS THE OFFER IS EXTENDED

The offer is conditioned upon, among other things, (i) there having been validly tendered and not properly withdrawn prior to the expiration of the offer at least that number of shares of common stock, par value $0.10 per share, with the associated preferred stock purchase rights (together with the shares of common stock, the “Shares”), of Emulex Corporation (the “Company”), that, when added to the Shares then owned by Broadcom Corporation (“Parent”) or any of its subsidiaries, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options), (ii) the Company’s board of directors redeeming the preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of January 15, 2009, between the Company and Mellon Investor Services LLC, or Fiji Acquisition Corporation (the “Purchaser”) being satisfied in its sole discretion that such rights have been invalidated or are otherwise inapplicable to the offer and the proposed second-step merger, (iii) Purchaser being satisfied, in its sole discretion, that the restrictions on business combinations with interested stockholders set forth in Section 203 of the General Corporation Law of the State of Delaware are inapplicable to the offer and the proposed second-step merger described herein or any other business combination between the Company and Purchaser (and/or Parent or any of Parent’s subsidiaries), (iv) one or more of the following occurring: (a) the Company entering into a definitive merger agreement with Purchaser (and/or Parent or any of Parent’s subsidiaries) with respect to a merger of Purchaser (and/or Parent or any of Parent’s subsidiaries) and the Company, (b) nominees of Purchaser constituting a majority of the board of directors of the Company or (c) there having been validly tendered and not properly withdrawn prior to the expiration of the offer that number of Shares that, when added to the Shares then owned by Parent or any of its subsidiaries, shall constitute at least 90% of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options), (v) any applicable waiting period having expired or been obtained, and any necessary or advisable consent, approval or clearance having been received, under any Antitrust Law (as defined below) prior to the expiration of the offer and (vi) the Company not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser’s or Parent’s ability to acquire the Company or otherwise diminishing the expected value to Parent of the acquisition of the Company. The offer is also subject to certain other conditions contained in this Offer to Purchase. See Section 14, which sets forth in full the conditions to the offer.

The offer is not conditioned on Purchaser obtaining financing.

Parent is seeking to negotiate with the Company with respect to the acquisition of the Company by Parent or a subsidiary of Parent. Subject to applicable law, Purchaser and Parent reserve the right to amend the offer (including amending the number of Shares to be purchased and the offer price), including for purposes of negotiating or entering into a merger agreement with the Company. Any such merger agreement may contemplate the termination of the offer. In the event that Parent, or any of its subsidiaries, enter into a merger agreement with the Company that requires that the offer be terminated, the Shares would, upon consummation of such merger, be converted into the right to receive the consideration provided for in such merger agreement.

This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any annual meeting or any special meeting of, or action by written consent by, the Company’s stockholders. In addition, neither this Offer to Purchase nor the offer referred to herein constitutes a solicitation of proxies in connection with the proxy solicitation or a solicitation of written consents in connection with the consent solicitation. Any such solicitation (including the proxy solicitation and the consent solicitation described below) will be made only pursuant to separate proxy solicitation and/or consent solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended.

IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder’s Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary identified on the back cover of this Offer to Purchase or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the offer.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Dealer Manager for the Offer is:
Merrill Lynch & Co.
May 5, 2009

SCHEDULES

Schedule I — Information Concerning the Directors and Executive Officers of Parent and Purchaser

SUMMARY TERM SHEET

Fiji Acquisition Corporation, a wholly owned subsidiary of Broadcom Corporation, is offering to purchase all outstanding shares of common stock, par value $0.10 per share, along with the associated preferred stock purchase rights (together with the shares of common stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of January 15, 2009, between Emulex Corporation and Mellon Investor Services LLC, of Emulex Corporation for $9.25 net per Share in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. The following are some questions you, as a stockholder of Emulex, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand the offer to you and for a complete description of the legal terms of the offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth on the back cover of this Offer to Purchase.

Unless the context requires otherwise, all references in this Summary Term Sheet and in this Offer to Purchase to “Purchaser,” “we,” “us,” or “our” are to Fiji Acquisition Corporation, all references to “Parent” or “Broadcom” are to Broadcom Corporation and all references to “Emulex” or the “Company” are to Emulex Corporation.

Who is offering to buy my securities?

•	The offer is by Fiji Acquisition Corporation, a newly formed Delaware corporation and a wholly owned subsidiary of Broadcom Corporation. We have been organized in connection with this offer and have not carried on any activities other than in connection with this offer. See Section 8.

•	Broadcom is a California corporation. Broadcom is a major technology innovator and global leader in semiconductors for wired and wireless communications. Broadcom’s products enable the delivery of voice, video, data and multimedia to and throughout the home, the office and the mobile environment. Broadcom provides the industry’s broadest portfolio of state-of-the-art system-on-a-chip (SoC) and software solutions to manufacturers of computing and networking equipment, digital entertainment and broadband access products, and mobile devices. See Section 8.

What are the classes and amounts of securities sought in this offer?

•	Purchaser is seeking to purchase all of the issued and outstanding shares of common stock, par value $0.10 per share, and the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of January 15, 2009, between the Company and Mellon Investor Services LLC, of Emulex Corporation. See the “Introduction” and Section 1.

How much are you offering to pay and what is the form of payment?

•	Purchaser is offering to pay $9.25 net per Share in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions contained in this Offer to Purchase and in the accompanying Letter of Transmittal. If you are the record owner of your Shares and you tender your Shares in the offer, you will not have to pay any brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” and Instructions 1 and 5 of the Letter of Transmittal.

Why is Purchaser making this offer?

•	We are making this offer because Parent wants to acquire control of, and ultimately acquire the entire equity interest in, Emulex. If the offer is consummated, Parent intends, as soon as practicable after consummation of the offer, to have us consummate a second-step merger with the Company pursuant to which each then outstanding Share (other than Shares held by Broadcom and us, Shares held in the treasury of the Company, Shares held by subsidiaries of the Company, if any, and Shares held by Emulex stockholders who have not tendered Shares in the offer and who properly seek appraisal for their Shares) would be converted into the right to receive an amount in cash per Share equal to the highest price per Share paid by us pursuant to the offer, without interest (and less any applicable withholding taxes). Upon consummation of this merger, the Company would be a wholly-owned subsidiary of Broadcom. See “Introduction” and Section 11.

What are the most significant conditions of the offer?

•	The offer is conditioned upon, among others, the following:

•	Emulex stockholders shall have validly tendered and not properly withdrawn prior to the expiration of the offer at least that number of Shares that, when added to the Shares then owned by Broadcom or any of its subsidiaries, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options). See the “Introduction” and Sections 1 and 14.

•	The Company’s board of directors shall have redeemed the preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of January 15, 2009, between the Company and Mellon Investor Services LLC, or Purchaser shall be satisfied in its sole discretion that such rights have been invalidated or are otherwise inapplicable to the offer and the proposed second-step merger.

•	Purchaser being satisfied, in its sole discretion, that the restrictions on business combinations with interested stockholders set forth in Section 203 of the General Corporation Law of the State of Delaware are inapplicable to the offer and the proposed second-step merger described herein or any other business combination between the Company and Purchaser (and/or Parent or any of Parent’s subsidiaries).

•	One or more of the following occurring: (A) Emulex shall have entered into a definitive merger agreement with Purchaser (and/or Parent or any of Parent’s subsidiaries) with respect to a merger of Purchaser (and/or Parent or any of Parent’s subsidiaries) and Emulex, (B) Purchaser’s nominees shall constitute a majority of the board of directors of Emulex or (C) Emulex stockholders shall have validly tendered and not properly withdrawn prior to the expiration of the offer at least that number of Shares of Emulex common stock that, when added to the Shares of Emulex common stock then owned by Broadcom or any of its subsidiaries, shall constitute at least 90% of the then outstanding Shares of Emulex common stock on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options).

•	Any applicable waiting period having expired or been obtained, and any necessary or advisable consent, approval or clearance having been received, under any Antitrust Law prior to the expiration of the offer. “Antitrust Law” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through mergers or acquisitions.

•	The Company shall not have entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser’s or Parent’s ability to acquire the Company or otherwise diminishing the expected value to Parent of the acquisition of the Company.

•	The offer is subject to other conditions as well. A more detailed discussion of the conditions to consummation of the offer is contained in Section 14.

Do you intend to undertake a consent solicitation to authorize Emulex stockholders to call a special meeting?

•	Yes. We filed on May 5, 2009 a preliminary consent statement with the Securities and Exchange Commission for use in connection with the solicitation of written consents from stockholders of the Company to (among other things) amend the Bylaws of Emulex to authorize the stockholders of Emulex to request that the Company call special meetings of stockholders and to appoint certain designated agents to serve as the stockholders’ agents for purposes of requesting that the Company call a special meeting of the stockholders to remove all directors in office at the time of the special meeting and elect an alternative slate of director nominees to serve as directors of Emulex. We reserve the right, however, at any time to terminate the consent solicitation if we determine it to be in our best interests to do so or if we determine that the consent solicitation is unnecessary, including, if we so determine, if Emulex’s board of directors has taken all actions within its power to cause the conditions contained in this Offer to Purchase to be satisfied. Neither this Offer to Purchase nor the offer constitutes a solicitation of consents in connection with the consent solicitation. Any such solicitation (including the consent solicitation) will be made only pursuant to separate consent solicitation materials complying with the requirements of the rules and regulations of the Securities and Exchange Commission.

Do you intend to undertake a proxy solicitation to remove and replace some or all of Emulex’s directors with your nominees for directors?

•	Yes. We currently intend to file preliminary proxy materials with the Securities and Exchange Commission to solicit proxies from the Company’s stockholders (and, when permitted, to distribute definitive proxy materials and proxy cards to the Company’s stockholders) to remove all directors in office at the time of the special meeting and elect an alternative slate of director nominees to serve as directors of Emulex. We reserve the right, however, at any time to determine not to commence the proxy solicitation (or to terminate the proxy solicitation) if we determine it to be in our best interests to do so or if we determine that the proxy solicitation is unnecessary, including, if we so determine, if Emulex’s board of directors has taken all actions within its power to cause the conditions contained in this Offer to Purchase to be satisfied. Neither this Offer to Purchase nor the offer constitutes a solicitation of proxies in connection with the proxy solicitation. Any such solicitation (including the proxy solicitation) will be made only pursuant to separate proxy solicitation materials complying with the requirements of the rules and regulations of the Securities and Exchange Commission.

Will the granting of a proxy in connection with your proxy solicitation or consent in connection with your consent solicitation be a condition to the tender of Shares in the offer?

•	No. The granting of a proxy to Purchaser in connection with the proxy solicitation or a consent to Purchaser in connection with the consent solicitation is not a condition to the tender of Shares in the offer.

Do you have financial resources to make payment?

•	Yes. Broadcom, our parent company, is a publicly traded Fortune 500 company with an equity market capitalization of approximately $11.76 billion (based upon the closing price of Broadcom shares on the NASDAQ Global Select Market on May 4, 2009) and will provide us with the sufficient funds to purchase the Shares in the offer. See Section 9.

Is your offer conditioned upon obtaining financing?

•	No. The offer is not conditioned upon entering into any financing arrangements. See Section 9.

Is your financial condition relevant to my decision to tender in the offer?

•	No. Broadcom will provide us with the funds necessary to purchase the Shares in the offer from cash on hand. Purchaser has been organized solely in connection with this offer and has not carried on any activities other than in connection with this offer. Because the form of payment consists solely of cash that will be provided to us by Broadcom and because of the lack of any relevant historical information concerning us, our financial condition is not relevant to your decision to tender in the offer. See Section 9.

What are the associated preferred stock purchase rights?

•	The preferred stock purchase rights were created pursuant to the Rights Agreement dated as of January 15, 2009, between the Company and Mellon Investor Services LLC, but currently are not represented by separate certificates. Instead, they are represented by the certificates for your shares of Company common stock. Presently, each such certificate represents not only shares of common stock but also the corresponding right to purchase, at a price of $35 (subject to adjustment), one one-thousandth of a share of Junior Participating Preferred Stock per share of common stock represented by such certificate. The rights are not exercisable until a “distribution” of such rights occurs. Unless the Company’s board of directors elects to redeem the Rights Agreement and, thus, terminates the rights or amends the Rights Agreement to postpone the distribution of such rights or otherwise acts to postpone the distribution of the rights until such later date as the Company’s board of directors shall determine, the announcement or commencement of this offer would result in a distribution of the rights 10 business days following such announcement or commencement with no further action from any party.

•	We believe that if the Rights Condition (as defined below) is satisfied, the Company’s Rights Agreement will not be an impediment to consummating either the offer or the Second-Step Merger (as defined below). However, unless and until the Rights Condition is satisfied, the existence of the rights has the practical effect of precluding Purchaser from consummating the offer, regardless of the extent to which the Company’s stockholders wish to sell their Shares pursuant to the offer. Unless a distribution occurs, a tender of shares of Company common stock will include a tender of the associated rights. If a distribution does occur, you will need to tender one right with each share of common stock tendered. We will not pay any additional consideration for the tender of a right. See Sections 7 and 14.

How long do I have to decide whether to tender in the offer?

•	You will have at least until 12:00 midnight, New York City time, on June 3, 2009, to decide whether to tender your Shares in the offer, unless we extend the offer, in which event you will have until the expiration date of the offer as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase.

Can the offer be extended, and under what circumstances?

•	We may, in our sole discretion, but subject to applicable law, extend the period of time during which the offer remains open. We may extend the offer if the conditions to the offer have not been satisfied.

•	In addition, we may also elect to provide a “subsequent offering period” for the offer. A subsequent offering period, if we include one, will be an additional period of not less than three business days after we have accepted for payment and made payment for Shares in the offer. You will not have withdrawal rights during any subsequent offering period. See Sections 1, 2 and 4.

How will I be notified if the offer is extended?

•	If we decide to extend the offer, or if we decide to provide for a subsequent offering period, we will inform BNY Mellon Shareowner Services, the Depositary for this offer, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire. See Section 1.

How do I tender my Shares?

•	To tender your Shares in the offer, you must deliver the certificates representing your Shares (or a confirmation of a book-entry transfer of such Shares as described in Section 3), together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, prior to the expiration of the offer.

•	If your Shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company.

•	If you cannot deliver all necessary documents to the Depositary in time, you may be able to complete and deliver to the Depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms. See Section 3.

•	In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3) and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares.

Until what time can I withdraw previously tendered Shares?

•	You may withdraw previously tendered Shares any time prior to the expiration of the offer, and, unless we have accepted the Shares pursuant to the offer, you may also withdraw any tendered Shares at any time after July 4, 2009. Shares of common stock tendered during the subsequent offering period, if any, may not be withdrawn. See Section 4.

How do I withdraw previously tendered Shares?

•	To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4.

What does the board of directors of Emulex think of the offer?

•	As of the date of this Offer to Purchase, Emulex’s board of directors has not commented on the offer specifically, although the Company issued a press release on May 4, 2009 rejecting the

v

proposal made by Parent on April 21, 2009 to acquire all the outstanding shares of common stock of Emulex for $9.25 per share in cash. Within 10 business days after the filing of this Offer to Purchase and the commencement of the offer, Emulex is required by Rule 14e-2 under the Securities Exchange Act of 1934, as amended, to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it expresses no opinion and remains neutral toward the offer or that it has no opinion with respect to the offer. Emulex’s statement must also include the reasons for the position it takes. See the “Introduction.”

Have you held discussions with the Company?

•	Broadcom has tried to discuss with the Company the potential acquisition of the Company by Parent. Broadcom made a proposal to acquire all of the outstanding Shares in a negotiated merger transaction, but the Company has indicated that it has no interest in discussing a potential transaction. See Section 10.

Will the tender offer be followed by a merger if all the Shares are not tendered?

•	If, pursuant to the offer, we accept for payment and pay for at least that number of Shares that, when added to Shares then owned by Broadcom or any of its subsidiaries, shall constitute a majority of the outstanding Shares on a fully diluted basis, we (or Broadcom or another direct or indirect subsidiary of Broadcom) will seek to merge with and into Emulex. If this merger occurs, Emulex will become a wholly owned subsidiary of Broadcom, and each issued and then outstanding Share (other than any Shares held in the treasury of Emulex, or owned by Broadcom, Purchaser or any of Broadcom’s other subsidiaries and any Shares held by Emulex stockholders properly seeking appraisal for their Shares) shall be canceled and converted automatically into the right to receive $9.25 per Share, in cash (or any greater amount per Share paid pursuant to the offer), less any applicable withholding taxes and without interest. See the “Introduction.”

If a majority of Shares are tendered and are accepted for payment, will Emulex continue as a public company?

•	If the second-step merger occurs, Emulex will no longer be publicly owned. Even if the second-step merger does not occur, if Purchaser purchases all Shares which have been tendered, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through the New York Stock Exchange or any other securities market, there may not be a public trading market for the Shares, and Emulex may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See Section 13.

If I decide not to tender, how will the offer affect my Shares?

•	If you decide not to tender your Shares in the offer and the second-step merger occurs as described above, you will receive in the merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the offer.

•	If you decide not to tender your Shares in the offer and the merger does not occur, and we purchase Shares which have been tendered, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through the New York Stock Exchange or any other securities market, there may not be a public trading market for the Shares, and Emulex may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. If we purchase Shares in the offer, it is our current intention to cause the proposed second-step merger to occur. Following acceptance of Shares for payment but prior to the second-step merger, or if the second-step merger does not occur as described above, we and our affiliates (including Broadcom) reserve the right at any time, subject to applicable law, to purchase Shares of common stock in the open market, through privately negotiated sales or otherwise at any price we may determine, whether higher or lower than that paid in the offer. See Section 13.

•	Following the offer, it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See Section 13.

What is the market value of my Shares as of a recent date?

•	On April 20, 2009, the last full trading day before Parent publicly announced its proposal to acquire all of the outstanding shares of common stock of Emulex for $9.25 per Share in cash, the last reported closing price per share of common stock reported on the New York Stock Exchange was $6.61 per share of common stock. On May 4, 2009, the last full trading day before Purchaser commenced this offer, the last reported closing price per share of common stock reported on the New York Stock Exchange was $10.75 per share of common stock. See Section 6.

What are the U.S. federal income tax consequences of participating in the offer?

•	In general, if you are a U.S. holder of Shares, the sale of Shares pursuant to the offer will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your Shares generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the offer and your adjusted tax basis in your Shares. If you are a non-U.S. holder of Shares, the sale of Shares pursuant to the offer will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your tax advisor about the tax consequences to you of participating in the offer in light of your particular circumstances. See Section 5.

With whom may I talk if I have questions about the offer?

•	You can call Innisfree M&A Incorporated, the Information Agent, toll-free at (877) 687-1875 (banks and brokers may call collect at (212) 750-5833) or Merrill Lynch & Co., the Dealer Manager, at (888) 803-9655. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of Emulex Corporation:

INTRODUCTION

Fiji Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Broadcom, a California corporation (“Parent” or “Broadcom”), hereby offers to purchase all of the issued and outstanding shares (the “Common Shares”) of common stock, par value $0.10 per share, including all rights (the “Rights” and together with the Common Shares, the “Shares”) to purchase Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement, dated as of January 15, 2009, between Emulex Corporation, a Delaware corporation (the “Company”) and Mellon Investor Services LLC (as such may be amended, supplemented, superseded or replaced from time to time, the “Rights Agreement”), of the Company, other than Shares owned by Purchaser (and/or Parent or any of Parent’s subsidiaries), at a price of $9.25 net per Share in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the “Offer”). See Section 8 for additional information concerning Purchaser and Parent.

Tendering stockholders who are record owners of their Shares and tender directly to BNY Mellon Shareowner Services, the Depositary for this Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges or commissions will apply. Any tendering stockholder or other payee that fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, and is not otherwise exempt may be subject to backup withholding of U.S. federal income tax at a 28% rate on the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Purchaser or an affiliate of Purchaser will pay all charges and expenses of Merrill Lynch & Co., which is acting as Dealer Manager for the Offer (the “Dealer Manager” or “Merrill Lynch”), Innisfree M&A Incorporated, which is acting as Information Agent for the Offer (the “Information Agent” or “Innisfree”) and the Depositary incurred in connection with the Offer. See Section 16.

The purpose of the Offer is to acquire control of, and ultimately acquire the entire equity interest in, the Company. Purchaser intends, as soon as practicable following consummation of the Offer, to seek to consummate a second-step merger or other business combination between Purchaser (and/or Parent or another direct or indirect subsidiary of Parent) and the Company (the “Second-Step Merger”). At the effective time of the Second-Step Merger, Purchaser intends that each Share then outstanding (other than Shares held by the Company, Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent or the Company and Shares held by stockholders of the Company who shall have in writing properly demanded appraisal for such Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) shall be canceled and converted automatically into the right to receive $9.25 per Share, in cash (less any applicable withholding taxes and without interest).

The Offer is conditioned upon, among other things,

(i) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer at least that number of Shares of the Company that, when added to the Shares then owned by Purchaser (and/or Parent or any of Parent’s subsidiaries), shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options) (referred to in this Offer to Purchase as the “Minimum Tender Condition”),

(ii) the Company’s board of directors redeeming the Rights, or Purchaser being satisfied in its sole discretion that the Rights have been invalidated or are otherwise inapplicable to the Offer and the proposed Second-Step Merger (referred to in this Offer to Purchase as the “Rights Condition”),

(iii) Purchaser being satisfied, in its sole discretion, that the restrictions on business combinations with interested stockholders set forth in Section 203 of the General Corporation Law of the State of Delaware are inapplicable to the Offer and the proposed Second-Step Merger described herein or any other business combination between the Company and Purchaser (and/or Parent or any of Parent’s subsidiaries) (referred to in this Offer to Purchase as the “Section 203 Condition”),

(iv) one or more of the following occurring: (a) the Company entering into a definitive merger agreement with Purchaser (and/or Parent or any of Parent’s subsidiaries) with respect to a merger of Purchaser (and/or Parent or any of Parent’s subsidiaries) and the Company, (b) Purchaser’s nominees constituting a majority of the board of directors of the Company or (c) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares that, when added to the Shares then owned by Parent or any of its subsidiaries, shall constitute at least 90% of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options) (referred to in this Offer to Purchase as the “Second-Step Merger Condition”),

(v) any applicable waiting period having expired or been obtained, and any necessary or advisable consent, approval or clearance having been received, under any Antitrust Law prior to the expiration of the Offer (referred to in this Offer to Purchase as the “Antitrust Condition”), and

(vi) the Company not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser’s or Parent’s ability to acquire the Company or otherwise diminishing the expected value to Parent of the acquisition of the Company (referred to in this Offer to Purchase as the “Impairment Condition”).

The Offer is also subject to certain other conditions contained in this Offer to Purchase. See Section 14, which sets forth in full the conditions to the Offer.

THE OFFER IS NOT CONDITIONED ON PURCHASER OBTAINING FINANCING.

Purchaser is making the Offer because Purchaser and Parent want to acquire control of, and ultimately acquire the entire equity interest in, the Company. Parent is seeking to negotiate with the Company with respect to the acquisition of the Company by Parent or a subsidiary of Parent. Subject to applicable law, Purchaser and Parent reserve the right to amend the Offer (including amending the number of Shares to be purchased, the Offer price and the consideration to be offered in the Second-Step Merger) upon Parent, or any subsidiary of Parent, entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer, in which event Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the right to receive the consideration provided for in such merger agreement.

As of the date of this Offer to Purchase, Emulex’s board of directors (the “Board”) has not commented on the Offer specifically, although the Company issued a press release on May 4, 2009 rejecting the proposal made by Parent on April 21, 2009 to acquire all the outstanding shares of common stock of Emulex for $9.25 per share in cash. Within 10 business days after the date of the filing of this Offer to Purchase and the commencement of the Offer, the Company is required by Rule 14e-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to publish, send or give to the Company’s stockholders (and file with the Securities and Exchange Commission (the “SEC”)) a statement that the Company (i) recommends acceptance or rejection of the Offer, (ii) expresses no opinion and remains neutral toward the Offer or (iii) has no opinion with respect to the Offer. The Company’s statement must also include the reasons for the position it takes (including describing why, if applicable, it is has no opinion with respect to the Offer).

Purchaser has filed on May 5, 2009 a preliminary consent statement with the SEC for use in connection with the solicitation of written consents (the “Consent Solicitation”) from stockholders of the Company to (among other things) amend the Bylaws of the Company to authorize the stockholders of the Company to request that the Company call special meetings of stockholders and to appoint certain designated agents to serve as the stockholders’ agents for purposes of requesting that the Company call a special meeting of the stockholders to remove all directors in office at the time of the special meeting and elect an alternative slate of director nominees to serve as directors of Emulex. Purchaser reserves the right, however, at any time to terminate the Consent Solicitation if Purchaser determines it to be in its best interests to do so or if Purchaser determines that the Consent Solicitation is unnecessary, including, if Purchaser so determines, if the Board has taken all actions within its power to cause the conditions contained in this Offer to Purchase to be satisfied.

Purchaser currently intends to file preliminary proxy materials with the SEC to solicit proxies (the “Proxy Solicitation”) from the Company’s stockholders (and, when permitted, to distribute definitive proxy materials and proxy cards to the Company’s stockholders) to remove all directors in office at the time of the special meeting and elect an alternative slate of director nominees to serve as directors of Emulex. Purchaser reserves the right, however, at any time to determine not to commence the Proxy Solicitation (or to terminate the Proxy Solicitation) if Purchaser determines it to be in its best interests to do so or if Purchaser determines that the Proxy Solicitation is unnecessary, including, if Purchaser so determines, if the Board has taken all actions within its power to cause the conditions contained in this Offer to Purchase to be satisfied.

On April 21, 2009, Parent commenced an action in the Delaware Court of Chancery against the Company and the Board (the “Litigation”) to declare invalid the portion of Section 6.4 of the Company’s Bylaws that purports to impose the requirement that the Bylaws may not be altered, amended or repealed by the stockholders without the vote or written consent of 66 2/3% of the outstanding Shares, which amendment was purportedly adopted by the Board on January 14, 2009 following Parent’s initial indication of interest in a potential transaction with the Company. Parent has asked the Court of Chancery to enjoin enforcement of that provision as well as any other improper actions taken by the Company or the Board to impede the Offer or Broadcom’s efforts to acquire control of the Company. On May 5, Parent amended the complaint filed in this matter to also seek that the Court of Chancery declare that the Board breached its fiduciary obligation to the Company’s stockholders by maintaining Section 6.4 of the Company’s Bylaws, the amendments to Sections 2.7(c), 2.14 and 3.18 to the Company’s Bylaws and the Rights Agreement and enjoin the Board from enforcing or applying these provisions.

Purchaser expects that the Purchaser nominees, if elected to serve as directors of the Company, and subject to their duties as directors of the Company, would support the Offer and the Second-Step Merger and take certain actions necessary to satisfy the Section 203 Condition, the Rights Condition and the Second-Step Merger Condition and seek or grant such other consents or approvals as may be necessary or desirable to expedite the consummation of the Offer and the Second-Step Merger. Accordingly, election of the Purchaser nominees and adoption of the resolutions contemplated by the Consent Solicitation (the “Stockholder Consent Resolutions”) could allow the stockholders of the Company to determine whether to accept the Offer and could be critical to the prompt consummation of the Offer and the Second-Step Merger if the current Board does not negotiate with Purchaser and Parent. Purchaser believes that the Board has a fiduciary obligation to approve the Offer and take any action necessary to satisfy the Section 203 Condition, the Rights Condition, the Second-Step Merger Condition and the other conditions to the extent that it is within the Board’s power to do so and Purchaser hereby requests that the Board do so.

THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO ANY ANNUAL MEETING OR ANY SPECIAL MEETING OF, OR ACTION BY WRITTEN CONSENT BY, THE COMPANY’S STOCKHOLDERS. IN ADDITION, NEITHER THIS OFFER TO PURCHASE NOR THE OFFER REFERRED TO HEREIN CONSTITUTES A SOLICITATION OF PROXIES IN CONNECTION WITH THE PROXY SOLICITATION OR A SOLICITATION OF WRITTEN CONSENTS IN CONNECTION WITH THE CONSENT SOLICITATION. ANY SUCH SOLICITATION (INCLUDING THE PROXY SOLICITATION AND THE CONSENT SOLICITATION) WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION AND/OR CONSENT SOLICITATION

MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

On the date of this Offer to Purchase, Parent owns of record one hundred (100) shares of the common stock of the Company, which were acquired by Parent on April 13, 2009 at a price per share of $6.80 in an open market transaction. The Company disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009 that, as of April 22, 2009, there were 82,615,931 Shares issued and outstanding. In addition, the Company disclosed that as of March 29, 2009, 5,630,652 Shares of common stock were reserved for future awards under stock based compensation plans, there were 12,411,672 Shares issuable under outstanding stock options (12,328,178 of which were vested and expected to vest) and there were 2,898,246 outstanding and unvested stock awards. For purposes of the Minimum Condition, “fully diluted basis” assumes that all outstanding stock options are fully exercisable. The actual minimum number of Shares required to satisfy the Minimum Condition will depend on the facts as they exist on the date of purchase.

Purchaser may, in its sole discretion, but subject to applicable law, extend the period of time during which the Offer remains open. Purchaser may extend the Offer whether or not any condition referred to in Section 14 has been satisfied or whether or not any of the events specified in Section 14 have occurred. In addition, Purchaser may elect to provide a “subsequent offering period” for the Offer. A subsequent offering period, if included, will be an additional period of not less than three business days after Purchaser has accepted for payment and made payment for Shares in the Offer. You will not have withdrawal rights during any subsequent offering period. See Sections 1, 2 and 4.

No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights, if properly exercised under the DGCL, in connection with the Second-Step Merger, regardless of whether the Second-Step Merger is consummated with or without a vote of the Company’s stockholders. See Section 15.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE BY YOU WITH RESPECT TO THE OFFER.

1.	Terms of the Offer; Expiration Date.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. “Expiration Date” means 12:00 midnight, New York City time, on June 3, 2009, unless and until Purchaser shall have extended the period during which the Offer is open, in which case “Expiration Date” shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

As of the date of this Offer to Purchase, the Rights do not trade separately. Accordingly, by tendering Common Shares you are automatically tendering a similar number of Rights. If, however, the Rights detach and separate certificates evidencing the Rights are issued, tendering stockholders will be required to deliver Rights certificates with the Common Shares.

The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Minimum Tender Condition, the Rights Condition, the Section 203 Condition, the Second-Step Merger Condition, the Antitrust Condition and the Impairment Condition. Purchaser expressly reserves the right, subject to the applicable rules and regulations of the SEC, to waive any condition of the Offer in its sole discretion. Purchaser expressly reserves the right to make any changes to the terms and conditions of the Offer (subject to any obligation to extend the Offer pursuant to the applicable rules and regulations of the SEC), including, without limitation, with respect to increasing or decreasing the price per Share payable in the Offer.

Subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid if any of the conditions referred to in Section 14 have not been satisfied or if any event specified in Section 14 has occurred and (iii) to amend the Offer or to waive any conditions to the Offer, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

If Purchaser makes a material change in the terms of the Offer, or if Purchaser waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In contrast, a minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination of new information to stockholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought.

If we decide, in our sole discretion, to increase (or decrease) the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase (or decrease) is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of 10 business days from the date the notice of the increase (or decrease) is first published, sent or given to holders of Shares.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

If, prior to the expiration date, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Pursuant to Rule 14d-11 under the Exchange Act, although Purchaser does not currently intend to do so, Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of not less than three business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a “Subsequent Offering Period”). A Subsequent Offering Period would be an additional period of time, following the first purchase of Shares in the Offer, during which stockholders could tender Shares not tendered in the Offer.

During a Subsequent Offering Period, tendering stockholders would not have withdrawal rights and Purchaser would promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 under the Exchange Act provides that Purchaser may provide a Subsequent Offering Period so long as, among other things,

(1) the initial 20 business day period of the Offer has expired,

(2) Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer,

(3) Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration,

(4) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and

(5) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period.

If Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company by making a public announcement on the next business day after the Expiration Date consistent with the requirements of Rule 14d-11 under the Exchange Act. A Subsequent Offering Period, if one is included, is not an extension of the Offer, which would already have been completed.

Purchaser currently does not intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

A request is being made to the Company pursuant to Rule 14d-5 under the Exchange Act for the use of the Company’s stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by the Company with this request, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholders lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser or, if it so elects, the materials will be mailed by the Company. Purchaser is making a request to the Company pursuant to Section 220(b) of the DGCL to inspect the Company’s stock ledger, a list of the Company’s stockholders and the Company’s other books and records.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment promptly after the Expiration Date all Shares validly tendered (and not withdrawn in accordance with Section 4) prior to the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Purchaser expressly reserves the right, in its sole discretion, but subject to the applicable rules of the SEC, to delay acceptance for and thereby delay payment for Shares in order to comply in whole or in part with applicable laws or if any of the conditions referred to in Section 14 have not been satisfied or if any event specified in Section 14 has occurred. See Sections 1, 14 and 15. If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1.

In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”; as used herein, the Share Certificates shall include, as the context requires, certificates representing the associated Rights if the Distribution Date shall have occurred), or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares (including, if the Distribution Date occurs, the Rights) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below)

and (iii) any other documents required under the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book entry confirmation which provides that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation which such participant has received, and agrees to be bound by, the terms of the letter of transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will Purchaser pay interest on the purchase price for Shares, regardless of any extension of the Offer or other delay in making such payment. If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Depositary must receive prior to the Expiration Date the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent’s Message), in each case prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY, INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY AGENT’S MESSAGE. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED,

PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer.  The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees.  No signature guarantee is required on a Letter of Transmittal if (i) the Letter of Transmittal is signed by a registered holder of Shares who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if Shares are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchanges Medallion Program or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s Share Certificates evidencing such Shares are not immediately available, such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

(iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange, Inc. (“NYSE”) trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. The procedures for guaranteed delivery above may not be used during any Subsequent Offering Period.

In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares

(except during any Subsequent Offering Period), and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.

Determination of Validity.  Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to Purchaser that (i) such stockholder owns the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), (ii) the tender complies with Rule 14e-4 under the Exchange Act, (iii) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (iv) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment as Proxy.  By executing the Letter of Transmittal, or through delivery of an Agent’s Message, as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares (and such other Shares and securities). Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon appointment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares (and such other Shares and securities) for which the appointment is effective, be empowered to exercise all voting, consent and other rights of such stockholder as they in their discretion may deem proper at any annual or special meeting of the Company’s stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance of Shares for payment, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and such other Shares and securities).

The foregoing proxies are effective only upon acceptance for payment of Shares tendered pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s stockholders, which will be made only pursuant to separate proxy materials or consent solicitation materials complying with the requirements of the rules and regulations of the Securities and Exchange Commission.

Backup Withholding.  Under the “backup withholding” provisions of U.S. federal income tax law, the Depositary may be required to withhold 28% of the amount of any payments pursuant to the Offer or the Second-Step Merger. In order to prevent backup withholding with respect to payments to certain stockholders for Shares sold pursuant to the Offer or cash received pursuant to the Second-Step Merger, each such stockholder must provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish an exemption. Certain stockholders (including, among others, all corporations and certain non-U.S. individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer or the Second-Step Merger may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer or the Second-Step Merger that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-U.S. stockholders should complete and sign an applicable Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

4.	Withdrawal Rights.

Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless such Shares have been accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 4, 2009. If Purchaser elects to extend the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 1.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by or for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in Section 3.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Material Tax Consequences.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Offer and the Second-Step Merger to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Second-Step Merger (a “Holder”). This summary is not a complete description of all of the tax consequences of the Offer and the Second-Step Merger and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to holders of Shares. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This summary applies only to Holders that hold Shares as “capital assets” (generally, property held for investment) under the Code. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, and does not address the tax consequences to investors subject to special tax rules (for example, financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)), investors that hold Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, investors that have a functional currency other than the U.S. dollar, or persons who acquired their Shares through the exercise of employee stock options or other compensation arrangements, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any non-U.S., state, or local tax considerations, except as expressly set forth below. Investors are urged to consult their tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the Offer and the Second-Step Merger.

As used herein, a “U.S. Holder” is a Holder that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity subject to tax as a corporation for such purposes that is created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (B) that has made a valid election to be treated as a U.S. person under the Code. As used herein, a “non-U.S. Holder” is any Holder that is not a partnership and is not a U.S. Holder.

If a partnership is a Holder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.

U.S. Holders

Payments with Respect to Shares.  The exchange of Shares for cash pursuant to the Offer or the Second-Step Merger will be a taxable transaction for U.S. federal income tax purposes (and may be a taxable transaction under applicable state and local law as well). Accordingly, a U.S. Holder who receives cash for Shares pursuant to the Offer or the Second-Step Merger generally should recognize capital gain or loss equal to the difference (if any) between (i) the amount of cash received as of the date of closing of the Offer or consummation of the Second-Step Merger, as the case may be, and (ii) the U.S. Holder’s adjusted tax basis in Shares tendered pursuant to the Offer or surrendered in the Second-Step Merger. Gain or loss must be determined separately for each block of Shares (i.e. Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Second-Step Merger. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held such Shares for more than one year at the time of the closing of the Offer or consummation of the Second-Step Merger. For certain non-corporate U.S. Holders (including individuals), long-term capital gains generally are subject to preferential rates of U.S. federal income tax. There are limitations on the deductibility of capital losses under the Code.

Information Reporting and Backup Withholding.  Payments made to U.S. Holders with respect to Shares exchanged for cash in the Offer or the Second-Step Merger generally will be subject to information reporting requirements. A U.S. federal backup withholding tax (at a rate of 28%) will apply to such payments unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing a Substitute Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Payments with Respect to Shares.  A non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to cash received in exchange for Shares pursuant to the Offer or the Second-Step Merger unless:

•	the gain, if any, is effectively connected with a trade or business of the non-U.S. Holder in the United States;

•	the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of disposition of the Shares and certain other conditions are met; or

•	the non-U.S. Holder is an individual subject to tax pursuant to certain tax rules applicable to certain expatriates.

Information Reporting and Backup Withholding.  A non-U.S. Holder generally will not be subject to backup withholding and information reporting with respect to a payment made with respect to Shares exchanged for cash in the Offer or the Second-Step Merger if such non-U.S. Holder has provided the Depositary with an IRS Form W-8BEN (or an IRS Form W-8ECI if the non-U.S. Holder’s gain is effectively connected with the conduct of a U.S. trade or business). If Shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the non-U.S. Holder furnish the required information to the Internal Revenue Service in a timely manner.

EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER AND THE SECOND-STEP MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

6.	Price Range of Shares; Dividends.

According to the information set forth in the Company’s most recent filing with the SEC, its Quarterly Report on Form 10-Q filed on April 29, 2009, the Shares are listed and principally traded on the

NYSE under the symbol “ELX”. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by Bloomberg Finance L.P.:

Shares Market Data

	High	Low

2007:
First Quarter	$20.34	$17.01
Second Quarter	23.42	17.89
Third Quarter	23.80	16.51
Fourth Quarter	22.48	15.88

2008:
First Quarter	$16.95	$12.88
Second Quarter	17.08	11.52
Third Quarter	14.32	9.77
Fourth Quarter	10.67	6.08

2009:
First Quarter	$7.75	$4.53

The Company’s filings with the SEC and published financial sources disclose that the Company has not paid any cash dividends on its Shares for the periods represented above.

On April 20, 2009, the last full trading day before Parent publicly announced its proposal to acquire all of the outstanding shares of common stock of Emulex for $9.25 per Share in cash, the last reported closing price per share of common stock reported on the New York Stock Exchange was $6.61 per share of common stock. On May 4, 2009, the last full trading day before Purchaser commenced this Offer, the last reported closing price per share of common stock reported on the New York Stock Exchange was $10.75 per share of common stock.

Purchaser’s Offer price of $9.25 per Share offers the following premiums:

•	a 40% premium to the price per share of common stock as of the close of trading on April 20, 2009, the last full trading day before Broadcom publicly announced its proposal to acquire the Company;

•	a 62% premium to the average closing price per share of common stock for the 30 NYSE trading days immediately preceding April 21, 2009;

•	an approximately 85% premium relative to the Company’s enterprise value prior to the public announcement of Broadcom’s proposal to acquire Emulex (“enterprise value” is the Company’s market equity value plus the Company’s aggregate indebtedness minus the Company’s cash and cash equivalents); and

•	a 42% premium to the median 12 month price target established by analysts prior to the public announcement of Broadcom’s proposal to acquire Emulex.

Stockholders are urged to obtain current market quotations for the Shares.

7.	Certain Information Concerning the Company.

Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Purchaser has relied upon the accuracy of such information included in publicly available information on the Company and has not made any independent attempt to verify the accuracy of such information.

General.  According to the Company’s Annual Report on Form 10-K filed on August 20, 2008 (the “Form 10-K”), the Company is a Delaware corporation with its principal executive offices located at 3333 Susan Street, Costa Mesa, California. The telephone number of the Company is (714) 662-5600. According to the Form 10-K, the Company creates enterprise-class products that connect storage, servers and networks. The Company is a provider of a broad range of advanced storage networking infrastructure solutions. Substantially all of the Company’s products are based on internally developed application specific integrated circuits (ASICs) and leverage flexible multi protocol architectures that extend from deep within the storage array to the server edge of storage area networks (SANs). The Company’s storage networking offerings include host bus adapters (HBAs), mezzanine cards for blade servers, embedded storage bridges, routers, and switches, storage Input/Output controllers (IOCs), and data center networking solutions.

Rights Agreement.  The following description of the Rights Agreement is based upon publicly available documents filed by the Company with the SEC. This description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement by and between the Company and Mellon Investor Services LLC (the “Rights Agent”), dated as of January 15, 2009, which is filed as Exhibit 4.1 to the Company’s current report on Form 8-K filed with the SEC on January 16, 2009.

The Company entered into the Rights Agreement on January 15, 2009 pursuant to which it authorized and declared a dividend of one preferred stock purchase right (each, a “Right”) for each Common Share, payable on January 24, 2009 (the “Record Date”) to the record holders of Common Shares as of the Record Date. The Rights will not be exercisable before the Distribution Date (as defined below). Initially, the Rights will attach to all certificates representing Common Shares then outstanding, and no separate Rights certificates will be distributed. Upon the close of business on the Distribution Date, the Rights will separate from the Common Shares, the Rights Agent will mail Rights certificates, or issue uncertificated Rights, to holders of record of Common Shares as of the close of business on the Distribution Date and each Right will become exercisable to purchase one one-thousandth (1/1,000) of a share of Series A Junior Participating Preferred Stock, par value $0.01, of the Company (“Preferred Stock”).

The “Distribution Date” is the earliest of (i) the close of business on the tenth business day following the first date of the public announcement that any person, together with such person’s associates and affiliates (other than the Company or certain related entities), has become the beneficial owner of 15% or more of the then outstanding Common Shares (such person is an “Acquiring Person”) or such earlier date that a majority of the directors of the Company become aware of the existence of an Acquiring Person (such date is the “Shares Acquisition Date”); (ii) the close of business on the tenth business day (or such later day as may be determined by the Board) after the date of the commencement by any person (other than an exempt person) of, or after the first public announcement of an intention of any person (other than an exempt person) to commence, a tender offer or exchange offer, the consummation of which would cause any person to become an Acquiring Person; and (iii) the occurrence of a “flip-over event” as described below.

Each Right will allow its holder to purchase one one-thousandth (1/1,000) of a share of Preferred Stock for $35.00 once the Rights become exercisable. The exercise price is subject to certain anti-dilution adjustments. The Rights expire on January 24, 2012 (the “Expiration Date”), unless earlier redeemed or exchanged.

A “flip-in event” will occur if any person becomes an Acquiring Person, and the Rights have not been redeemed or exchanged and have not expired within ten business days thereafter. If a flip-in event occurs, each holder of a Right thereafter has the right to receive, upon exercise and in lieu of shares of Preferred Stock, a number of Common Shares (or, in certain circumstances specified in the Rights Agreement, cash, other securities or other assets) that have a market value equal to two times the exercise price of the Right. All Rights that are (or, under certain circumstances specified in the Rights Agreement, were) beneficially owned by an Acquiring Person will become void and may not be exercised.

Each of the following events, if they occur during a time when there is an Acquiring Person, is a “flip-over event”: (i) the Company consolidates with, or merges with or into, any other person (other than a subsidiary of the Company) and the Company is not the continuing or surviving corporation; (ii) the Company consolidates with, or merges with and into any other person (other than a subsidiary of the Company) and the Company is the continuing or surviving corporation, and consequent to the transaction all or part of the Common Shares are converted into the right to receive another form of consideration; or (iii) the Company sells, disposes of or otherwise transfers 50% or more of the assets or earning power of the Company and its subsidiaries taken as a whole to any person other than the Company or one or more of its wholly-owned subsidiaries.

If a flip-over event occurs, each Right (other than a Right that has become void) will thereafter represent the right to receive, upon the exercise thereof, at the Purchase Price, in lieu of shares of Preferred Stock or other securities or assets of the Company, equity securities of the surviving corporation or purchaser with an aggregate market value equal to two times the Purchase Price.

At any time before the tenth business day following the Shares Acquisition Date, the Board may, at its option, redeem the Rights in whole, but not in part, at a price of $0.01 per Right, subject to adjustment. Immediately upon such action by the Board, the only right of the holders of Rights thereafter will be to receive such payment.

At any time after a person becomes an Acquiring Person, the Board may, at its option, exchange all or part of the then outstanding Rights for Common Shares (or Common Share equivalents) at a ratio of one Common Share per Right, subject to adjustment. Immediately upon such action by the Board, the right to exercise Rights shall terminate and the only right of the holders of Rights thereafter shall be to receive the Common Shares, or Common Share equivalents, so designated by the Board in accordance with the Exchange Ratio.

The Company may, from time to time, without the approval of any holder of Rights, supplement or amend any provision of the Rights Agreement in any manner, whether or not such supplement or amendment is adverse to any holder of Rights. The Company may at any time prior to the date a person becomes an Acquiring Person amend the Rights Agreement to lower the threshold from 15% to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Shares then known by the Company to be beneficially owned by any person other than an exempt person or (ii) 10%. From and after the close of business on the tenth day following the date a person becomes an Acquiring Person (and subject to extension by the Board, or if earlier, upon occurrence of a “flip-over event”), however, the Rights Agreement cannot be amended in any manner that would materially and adversely affect the interests of any holder of outstanding Rights other than an Acquiring Person and its associates and affiliates.

Based on publicly available information, Parent and Purchaser believe that, as of the date of this Offer to Purchase, the Rights are not exercisable, the Rights certificates have not been issued and the Rights are evidenced by the certificates representing Common Shares. Unless a distribution occurs, a tender of shares of Company common stock will include a tender of the associated Rights. If a distribution does occur, you will need to tender one Right with each share of common stock tendered. We will not pay any additional consideration for the tender of a Right. Unless the Board elects to redeem the Rights Agreement and, thus, terminates the Rights or amends the Rights Agreement to postpone the distribution of the Rights or otherwise acts to postpone the distribution of the Rights until such later date as the Board shall determine, the announcement or commencement of this Offer would result in a distribution of the Rights 10 business days following such announcement or commencement with no further action from any party.

We believe that if the Rights Condition is satisfied, the Company’s Rights Agreement will not be an impediment to consummating either the Offer or the Second-Step Merger. However, unless and until the Rights Condition is satisfied, the existence of the Rights has the practical effect of precluding Purchaser from consummating the Offer, regardless of the extent to which the Company’s stockholders wish to sell their Shares pursuant to the Offer.

Available Information.  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC’s customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

8.	Certain Information Concerning Purchaser and Parent.

General.  Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Second-Step Merger and has not carried on any activities other than in connection with the Offer and the Second-Step Merger. As of the date of this Offer to Purchase, Parent owns of record, and Parent and Purchaser collectively have beneficial ownership of, one hundred (100) Shares, which represents a de minimis amount of the outstanding Shares and which were acquired by Parent on April 13, 2009 at a price per share of $6.80 in an open market transaction. The principal offices of Purchaser are located at 5300 California Avenue, Irvine, California 92617 and the telephone number is (949) 926-5000. Purchaser is a wholly owned subsidiary of Parent.

Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Second-Step Merger, including the Shares referenced above. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

Parent is a corporation incorporated under the laws of the State of California with its principal offices located at 5300 California Avenue, Irvine, California 92617. The telephone number of Parent is (949) 926-5000. Parent is a major technology innovator and global leader in semiconductors for wired and wireless communications. It was incorporated in California in August 1991 and as of May 4, 2009 has a market capitalization of about $11.76 billion. As of March 31, 2009, Parent had 7,185 full-time and temporary employees. Parent’s Class A common stock trades on the NASDAQ Global Select Market under the symbol BRCM.

The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and the members of the management and supervisory boards of Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Purchaser, Parent or, to the best knowledge of Purchaser, any of the persons listed on Schedule I to the Offer of Purchase, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Except as described in this Offer to Purchase, (i) none of Purchaser, Parent nor, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

Except as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase has any contract, agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser, any of the persons listed on Schedule I hereto has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or material contacts between any of Purchaser, Parent or any of their respective subsidiaries or, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company.

9.	Financing of the Offer and the Second-Step Merger.

The Offer is not conditioned upon any financing arrangements.

The total amount of funds required by Purchaser to consummate the Offer and the Second-Step Merger (including to pay for Shares issued as a result of exercised options and to pay fees and expenses) is estimated to be $779,000,000. Parent has an equity market capitalization of approximately $11.76 billion as of May 4, 2009. It is anticipated that the ultimate source of funds for the Offer and Second-Step Merger and to pay related fees and expenses will be from Parent’s cash on hand.

10.	Background of the Offer; Contacts with the Company.

Parent regularly considers a variety of strategic transactions to enhance its business, including through acquisitions of companies, businesses, intellectual properties and other assets. On December 24, 2008, Scott McGregor, the president and chief executive officer of Parent, placed a telephone call to Paul Folino, the executive chairman of the Company. During this call, Mr. McGregor indicated that Parent was interested in exploring a possible business combination with the Company. The price per share for any such acquisition was not discussed. Mr. Folino told Mr. McGregor that Mr. Folino would discuss the possible business combination with the Company’s chief executive officer and the Board.

On January 9, 2009, Mr. Folino placed a telephone call to Mr. Henry Samueli, Parent’s co-founder. During this call, Mr. Folino told Mr. Samueli that Mr. Folino discussed with the Board the possible acquisition that Mr. McGregor had discussed with Mr. Folino on December 24, 2008. Mr. Folino informed Mr. Samueli that the Board had determined that the Company was not interested in discussing a transaction with Parent.

On January 14 2009, the Company amended and restated its bylaws to, among other changes, provide that alteration, amendment or repeal of the Bylaws by the stockholders of the Company would require the approval of 66 2/3% of the outstanding Shares. Parent has commenced an action against the Company and the Board to declare invalid and enjoin the enforcement of the portion of Section 6.4 of the Bylaws imposing that requirement and intends to vigorously pursue this litigation.

On January 15, 2009, the Company adopted the Rights Agreement to replace a pre-existing rights agreement which was to expire on January 19, 2009. The combined effect of the amendment of the Bylaws and the adoption of the Rights Agreement was to make a possible acquisition of the Company more difficult.

On April 21, 2009, Parent sent a letter to the Company which appears below:

April 21, 2009

The Board of Directors of Emulex Corporation
c/o Paul F. Folino
Executive Chairman of the Board of Directors
Emulex Corporation
3333 Susan Street
Costa Mesa, CA 92626

Dear Paul:

I am writing on behalf of the Board of Directors of Broadcom Corporation to propose that Broadcom acquire all of the outstanding shares of Emulex common stock for $9.25 per share, payable in cash. Our proposal is not subject to any financing condition. We are confident that if we are given the opportunity to engage directly with Emulex we will be able to negotiate a mutually acceptable merger agreement, which we believe we would be able to complete expeditiously.

Significant Premium Without Risk

Our proposal provides an opportunity for Emulex shareholders to receive an immediate and substantial cash premium that offers an attractive and highly certain outcome for their investment. Importantly, our offer reflects a material premium to Emulex’s trading values over recent months, an attractive premium to the April 20th closing price despite the recent run up in value, and a significant premium to analyst estimates of shareholder value that Emulex could expect to create on its own. Specifically, our proposal offers Emulex shareholders the following premiums:

•	40% to April 20th closing price

•	62% to the average closing price for the last 30 trading days

•	Approximately 85% to Enterprise Value*

•	42% to the Median Analyst 12 Month Price Target

* Enterprise Value = Market Equity Value + Debt — Cash & Equivalents

Given Emulex’s substantial net cash and cash equivalents balance and its obvious contribution to your overall equity value per share, approximately $3.46 per share, we think that your investors will find the Enterprise Value premium we are offering, approximately 85%, particularly persuasive. Indeed, by any relevant financial measure - premiums, trading multiples, operating cash flow, or analyst target prices - this all-cash proposal represents a compelling and unique opportunity for Emulex shareholders to realize attractive value now.

Complementary Networking Solutions Create Compelling Strategic Rationale

As you know, we have believed for some time that a combination of our two companies would benefit both companies’ shareholders and the customers we serve. With that strategic opportunity to meet the needs of the market in mind, we sought to engage you and your Board of Directors in discussions in late December regarding a potential combination of Emulex with Broadcom. We were disappointed when, in early January, you responded that the company was not for sale and abruptly cut off the possibility of further discussions. Even more troubling was the fact that merely one week after that communication, you took actions clearly designed to thwart the ability of your shareholders to receive a premium for their shares. These included adopting a “poison-pill” and amending your bylaws. It is difficult for us to understand why Emulex’s Board of Directors has not been open to consideration of a combination of our respective companies. We would much prefer to have engaged in mutual and constructive discussions with you. However this opportunity is in our view so compelling we now feel we must share our proposal publicly with your shareholders.

Our proposal to combine Broadcom and Emulex will not only provide significant benefits to Emulex shareholders, but also to Emulex’s customers, many of whom we share in common. The architecture of data centers is evolving rapidly, and customers’ desire for system consolidation is driving the need for converged networking solutions where multiple traffic types - such as network, storage and clustering - are all carried over a single network infrastructure. These converged networking solutions promise to enable end users to reduce the overall number of NICs, cables and switch ports required to run their networks, which in turn lowers overall costs, power and cooling requirements, and reduces the time and expense spent supporting and maintaining multiple distinct networks. In the future, the convergence of Fibre Channel and Ethernet “FCoE” will be offered through a single chip solution inside Servers and Switches. Customers will demand from their suppliers advanced chip technology and supply chain scale and reliability which is not an area of strength for Emulex. Broadcom brings tremendous value in advanced chip technology and supply chain scale and reliability to Emulex’s products - and customers.

If we seize the opportunity to combine Broadcom’s deep expertise and leadership in Ethernet networking and fabless SoC development with Emulex’s similarly impressive expertise and leadership in Fibre Channel storage networking these complementary strengths will enable our combined company to accelerate the development and adoption of the converged networking solutions that represent the future.

Enhances Ability to Innovate and Encourage Product Development

In addition to the development of exciting new converged networking solutions, there are substantial opportunities for this transaction to strengthen Emulex’s existing businesses given our complementary customer profiles and the potential to enhance operational and supply chain scale. We believe the proposed combination would enable us to offer our customers a more complete product portfolio, while enabling Emulex to penetrate business segments where it has historically underperformed. We are particularly excited by the value our combined company will bring to the growing blade server segment, in which Broadcom has a demonstrated track record of innovation and reliable supply to many of the leading OEMs. The combination also will allow us to dedicate more resources to product development and customer support than either company could do separately.

In short, we are confident the innovative integration of our respective technical capabilities will be a winning proposition for our customers - driving a broader set of offerings for the customers of both companies, including better support, lower costs and higher performance solutions.

Just as our combination will offer exciting and tangible benefits for customers, we also believe that a combination will be a rewarding opportunity for Emulex’s employees. We have a great deal of respect for the technical achievements of the Emulex team, and believe the continued motivation and productivity of Emulex’s employees is critical to our combined success. Broadcom has a culture rich in innovation, high quality execution, and a willingness to invest aggressively in the development of new technologies - all of which spell opportunity for the employees of a combined company to do great things. In addition, because our companies’ respective headquarters are located only a few miles from each other in Orange County, California, we hope and expect that we will be able to integrate our teams rapidly and foster a high degree of collaboration and interaction from the very start. It would be our clear intent to strive for continued technological leadership and superior customer service after our two companies are combined.

To move forward quickly, we have retained Banc of America Securities as our financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as our legal advisor, which, alongside our senior management team, have already completed extensive analysis and due diligence based on publicly available information. Broadcom has a well-established record as an acquiror, having completed more than forty such transactions over the past decade.

We understand your role as directors and your responsibility to act in the best interests of the Emulex shareholders in reviewing and making a recommendation with respect to our proposal and hope you will not take any further actions that would destroy shareholder value or otherwise impede your shareholders’ ability to approve and consummate a transaction. To that end, we are today commencing an action in the Delaware Court of Chancery against Emulex and its Board of Directors to declare invalid that portion of Section 6.4 of Emulex’s recently amended Bylaws that imposes the requirement that the Bylaws may not be altered, amended or repealed by the stockholders without the vote or written consent of 66 2/3% of the outstanding shares. We will also ask the Court of Chancery to enjoin enforcement of that provision as well as any improper actions to impede this proposal or Broadcom’s efforts to acquire control of Emulex.

Of course, our strong preference would be to proceed in a friendly, constructive way to make this exceptional opportunity a reality as soon as possible. After you have had a chance to consider our proposal with your advisors, we would welcome the opportunity to discuss it with you. But please note that regardless of whether you engage with us, we are prepared to submit our proposal directly to Emulex’s stockholders for their approval.

This matter has the highest priority for Broadcom. I look forward to a positive response from you shortly.

Sincerely yours,

/s/  Scott A. McGregor
Scott A. McGregor
President and Chief Executive Officer

On April 21, 2009, Parent issued a press release announcing that it had made the foregoing acquisition proposal. Also on April 21, 2009, the Company issued a press release acknowledging receipt of Parent’s proposal.

On April 21, 2009, Parent commenced an action in the Delaware Court of Chancery against the Company and the Board to declare invalid the portion of Section 6.4 of the Company’s Bylaws that purports to impose the requirement that the Bylaws may not be altered, amended or repealed by the stockholders without the vote or written consent of 66 2/3% of the outstanding Shares, which amendment was purportedly adopted by the Board on January 14, 2009 following Parent’s initial indication of interest in a strategic transaction with the Company. Parent has asked the Court of Chancery to enjoin enforcement of that provision as well as any other improper actions taken by the Company or the Board to impede the Offer or Parent’s efforts to acquire control of the Company.

On April 27, 2009, during Emulex’s third quarter earnings call, the Company’s President and Chief Executive Officer, James McCluney claimed that the Board was conducting a process, with the assistance of its advisors, to review Parent’s proposal, and declined to elaborate on when that review process would conclude or what conclusion the Board would reach.

On May 4, 2009, the Company sent a letter to Parent rejecting the proposal and simultaneously published the letter in a press release. The text of the letter is as follows:

May 4, 2009

The Board of Directors of Broadcom Corporation
c/o Scott McGregor, Chief Executive Officer
Broadcom Corporation
5300 California Avenue
Irvine, California 92617

Mr. McGregor,

We received your unsolicited, non-binding proposal to acquire Emulex for $9.25 per share in cash on April 21, 2009 and have carefully evaluated it in consultation with our financial and legal advisors. While we understand your interest in our Company, we believe your offer of $9.25 per share significantly undervalues Emulex’s long-term prospects and is not in the best interest of our stockholders. As a result, the Board of Directors has unanimously decided to reject your proposal.

Your proposal significantly undervalues Emulex’s long-term prospects, particularly with respect to new data center opportunities in network convergence. As you are well aware, Emulex is successfully building a leadership position in the rapidly expanding network convergence market. Over the past several months, Emulex has achieved numerous design wins with tier-one server original equipment manufacturers (OEMs) with our groundbreaking OneConnecttm Universal Converged Network Adapter (UCNA) platform and OneCommandtm convergence management framework. These include five tier-one 10Gb/s Ethernet Network Interface Card (NIC) placements, three 10Gb/s Internet Small Computer System Interface (iSCSI) CNA placements and four 10Gb/s Fibre Channel over Ethernet (FCoE) CNA placements. Our leadership in network convergence enables us to expand into new product categories that have significantly increased our value to OEMs and will more than double our current addressable market. We expect to see meaningful revenue from these products in calendar year 2010 and beyond, and hence, they will be a key value-driver for Emulex over the long-term.

Emulex’s existing host server and embedded storage businesses also continue to represent significant value. Our established customer base includes a broad range of server and storage OEMs, including Cisco, Dell, EMC, Fujitsu, Hitachi, HP, IBM, LSI, NEC, NetApp, Sun and Xyratex, among others. The Company is continually innovating new products and solutions in our core business, such as our new encryption HBA and our embedded storage systems and solutions, to meet our customers’ evolving needs. With our strong customer base, our established sales channels, and our proven innovation in these markets, Emulex expects to deliver significant value to its stockholders.

Additionally, we have made significant operational improvements in the Company’s cost and tax structure, while at the same time increasing our international operations over the last several quarters. We believe these changes will enable Emulex to more efficiently serve our global customer base and ultimately result in increased profitability and value-creation over the long-term.

Your unsolicited proposal is opportunistic given Broadcom is uniquely aware of the new unannounced design wins that Emulex has secured with tier-one OEMs at the expense of Broadcom and other competitors. As you know, these design wins are kept confidential at our customers’ request and do not typically begin contributing revenue for several quarters. Thus, Emulex’s stock price does not fully reflect the long-term value creation potential that the Company has already secured. However, given that some of these design wins have come at your expense, including your core Ethernet networking business, you are uniquely aware of the future value we have secured and how well positioned we are to unseat you on many other platforms in the near future. We believe your proposal is an opportunistic attempt to capture that value, which rightly belongs to our stockholders.

Your unsolicited proposal is an opportunistic attempt to take advantage of Emulex’s depressed stock price due to unprecedented macroeconomic conditions. Your proposal is approximately 37% below the Company’s 52-week high of $14.74 per share. Over this same time period, the Nasdaq is down approximately 33% and our industry as a whole is trading at significantly depressed values. Additionally, Emulex’s stock was trading near its lowest levels in nearly ten years just before your proposal.

In closing, I note that your April 21 letter incorrectly describes our prior communications regarding your interest in Emulex, as well as Emulex’s corporate governance structure. It is unclear why you raised these subjects and made inaccurate statements in regard to them as they are unrelated to your proposal, so I will not respond other than to strongly urge you that any statements you plan to release to the public or make to stockholders or customers in the future be accurate.

The Board of Directors is very enthusiastic about the future prospects of the Company and the long-term value potential of our current strategy. As such, while we understand your interest in our business, we believe your proposal to acquire Emulex significantly undervalues our Company and is not in the best interests of Emulex stockholders.

Sincerely,

/s/  Paul F. Folino
Executive Chairman
Emulex Corporation

On May 5, 2009, Purchaser commenced the Offer.

On May 5, 2009, Parent and Purchaser filed a preliminary consent statement with the SEC for use in connection with the Consent Solicitation.

On May 5, 2009, Parent amended the complaint originally filed on April 21, 2009 as further described below.

11.	Purpose of the Offer; Plans for the Company After the Offer and the Merger.

Purpose of the Offer.  The purpose of the Offer and the Second-Step Merger is for Parent to acquire control of, and ultimately acquire the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The purpose of the Second-Step Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of a Second-Step Merger between Purchaser and the Company, the Company will become a wholly owned subsidiary of Parent. Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek to have the Company consummate the Second-Step Merger with Purchaser. Pursuant to the Second-Step Merger, the outstanding Shares not owned by Purchaser (and/or Parent or any of its subsidiaries) and with respect to which appraisal rights shall not have been validly exercised would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer, without interest and less any applicable tax withholding.

Statutory Requirements; Approval for the Second Step Merger.  Under the DGCL, other than in connection with a short-form merger (as described below), the Second-Step Merger would require the approval of the Board and of the holders of a majority of the outstanding Shares. If Purchaser acquired, pursuant to the Offer or otherwise, at least a majority of the outstanding Shares, Purchaser would, subject to approval of the Board, have sufficient voting power to approve the Second-Step Merger without the affirmative vote of any other stockholder of the Company.

The exact timing and details of the Second-Step Merger or any other merger or other business combination involving the Company will necessarily depend upon a variety of factors, including the number of Shares Purchaser acquires pursuant to the Offer. Although Purchaser currently intends to propose the Second-Step Merger generally on the terms described herein, it is possible that, as a result of substantial delays in its ability to effect such a transaction, actions the Company may take in response to the Offer, information Purchaser obtains hereafter, changes in general economic or market conditions or in the business of the Company or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. Purchaser reserves the right not to propose the Second-Step Merger or any other merger or other business combination with the Company or to propose such a transaction on terms other than those described above.

Short-Form Merger.  Under the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Second-Step Merger without approval of the Board or a vote of the Company’s stockholders. In such event, Purchaser intends to take all necessary and appropriate action to cause the Second-Step Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company’s stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company’s stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Second-Step Merger.

The Section 203 Condition.  The Offer is subject to the Section 203 Condition, which will be satisfied if, among other things, (1) prior to the acceptance for payment of Shares pursuant to the Offer, the Board approves the Offer and the Second-Step Merger or (2) there are validly tendered and not withdrawn prior to the Expiration Date a number of Shares that, together with the Shares then owned by Purchaser, would represent at least 85% of the Shares outstanding on the date hereof (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of the Company).

Section 203 of the DGCL would otherwise apply to the proposed Second-Step Merger or any other “business combination” (as defined in Section 203 of the DGCL) involving Purchaser (and/or Parent or any of its subsidiaries) and the Company. Section 203 of the DGCL could significantly delay Purchaser’s (and/or Parent’s or any of its subsidiaries’) ability to acquire the entire equity interest in the Company. Section 203 of the DGCL, in general, prevents an “interested stockholder” (generally, a stockholder and an affiliate or associate thereof owning 15% or more of a corporation’s outstanding voting stock) from engaging in a business combination (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time such stockholder became an interested stockholder unless (1) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding Shares of stock owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (3) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

The provisions of Section 203 of the DGCL do not apply to a Delaware corporation if, among other things, (1) such corporation amends its certificate of incorporation or Bylaws to elect not to be governed by Section 203 of the DGCL and such amendment is approved by (in addition to any other required vote) the affirmative vote of a majority of the Shares entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to the date of such adoption, (2) such corporation does not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (3) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of the DGCL of, any one of certain proposed transactions which is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.

The foregoing discussion of certain provisions of the DGCL is not a complete description of the DGCL or such provisions thereof and is qualified in its entirety by reference to the DGCL.

Plans for the Company.  Purchaser is making the Offer because Purchaser and Parent want to acquire control of, and ultimately the entire equity interest in, the Company. Parent is seeking to negotiate with the Company with respect to the acquisition of the Company by Parent or a subsidiary of Parent. Subject to applicable law, Purchaser and Parent reserve the right to amend the Offer (including amending the number of Shares to be purchased, the Offer price and the consideration to be offered in the Second-Step Merger) upon Parent, or any subsidiary of Parent, entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer, in which event Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the right to receive the consideration provided for in such merger agreement.

Purchaser has filed the Consent Solicitation with the SEC on May 5, 2009. Purchaser reserves the right, however, at any time to terminate the Consent Solicitation if Purchaser determines it to be in its best interests to do so or if Purchaser determines that the Consent Solicitation is unnecessary, including, if Purchaser so determines, if the Board has taken all actions within its power to cause the conditions contained in this Offer to Purchase to be satisfied.

Purchaser currently intends to file preliminary proxy materials with the SEC in connection with the Proxy Solicitation. Purchaser reserves the right, however, at any time to determine not to commence the Proxy Solicitation (or to terminate the Proxy Solicitation) if Purchaser determines it to be in its best interests to do so or if Purchaser determines that the Proxy Solicitation is unnecessary, including, if Purchaser so determines, if the Board has taken all actions within its power to cause the conditions contained in this Offer to Purchase to be satisfied.

Purchaser expects that the Purchaser nominees, if elected to serve as directors of the Company, and subject to their duties as directors of the Company, would support the Offer and the Second-Step Merger and take certain actions necessary to satisfy the Section 203 Condition, the Rights Condition and the Second-Step Merger Condition and seek or grant such other consents or approvals as may be necessary or desirable to expedite the consummation of the Offer and the Second-Step Merger. Accordingly, election of the Purchaser nominees and adoption of the Stockholder Consent Resolutions could allow the stockholders of the Company to determine whether to accept the Offer and could be critical to the prompt consummation of the Offer and the Second-Step Merger if the current Board does not negotiate with Purchaser and Parent. Purchaser believes that the Board has a fiduciary obligation to approve the Offer and take any action necessary to satisfy the Section 203 Condition, the Rights Condition, the Second-Step Merger Condition and the other conditions to the extent that it is within the Board’s power to do so and Purchaser hereby requests that the Board do so.

If, and to the extent that Purchaser (and/or Parent or any of Parent’s subsidiaries) acquires control of the Company, Purchaser intends to conduct a detailed review of the Company’s business, operations, capitalization and management and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Company’s business, corporate structure, assets, properties, marketing strategies, indebtedness or capitalization, management, personnel or dividend policy, changes to the Company’s certificate of incorporation and Bylaws, and reorganizations and other transactions between and among Parent and its subsidiaries and the Company and its subsidiaries that may be undertaken to integrate the Company’s and its subsidiaries’ business, operations, assets, management and/or personnel with those of Parent and/or its subsidiaries.

Except as indicated in this Offer to Purchase, neither Purchaser nor Parent has any current plans or proposals which relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company subsidiaries, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company, (iv) any change in the current board of directors or management of the Company, (v) any other material change in the Company’s corporate structure or business, (vi) any class of equity security of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

Other.  Purchaser reserves the right to purchase, following the consummation or termination of the Offer, additional Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise. In addition, in the event that Purchaser waives the Second-Step Merger Condition and decides not to pursue the Merger, Purchaser will evaluate its other alternatives. Such alternatives could include proposing a merger on terms other than those described above, purchasing additional Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater or less than the price to be paid for Shares in the Offer and could be for cash or other consideration. Alternatively, Purchaser or any of its affiliates may sell or otherwise dispose of any or all Shares acquired in the Offer or otherwise. Each such transaction may be effected on terms and at prices then determined by Purchaser or the applicable affiliate, which may vary from the terms and price in the Offer.

12.	Dividends and Distributions.

If, on or after the date of this Offer to Purchase, the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase of employee stock options or stock units outstanding prior to such date), shares of any other class or series of capital stock of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, then, without prejudice to Purchaser’s rights under Section 14, Purchaser may make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate in its sole discretion to reflect such split, combination or other change.

If, on or after the date of this Offer to Purchase, the Company should declare, set aside, make or pay any dividend, including, without limitation, any regular quarterly cash dividend, on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser’s rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

13.	Possible Effects of the Offer on the Market for Shares, NYSE Listing, Margin Regulations and Exchange Act Registration.

Possible Effects of the Offer on the Market for the Shares.  The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

Purchaser and Parent intend to cause the delisting of the Shares by the NYSE following consummation of the Offer and, if permitted by law, deregistration of the Shares under Exchange Act.

NYSE Listing.  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE’s published guidelines, the NYSE would consider delisting the Shares if, among other things, (i) the number of total stockholders of the Company should fall below 400, (ii) the number of total stockholders should fall below 1,200 and the average monthly trading volume for the Shares is less than 100,000 for the most recent 12 months or (iii) the number of publicly held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the consideration being offered in the Offer.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. In addition, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

Margin Regulations.  The Shares are currently “margin securities”, as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute “margin securities”.

14.	Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer and in addition to (and not in limitation of) Purchaser’s right to extend and amend the Offer at any time, in its sole discretion, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, shall not be required to make any payment for Shares accepted for payment, and may extend, terminate or amend the Offer, if immediately prior to the expiration of the Offer, in the judgment of Purchaser, each of the Minimum Tender Condition, the Rights Condition, the Section 203 Condition, the Second-Step Merger Condition, the Antitrust Condition and the Impairment Condition shall not have been satisfied, or at any time on or after the date of this Offer to Purchase and prior to the Expiration Date, any of the following events or facts shall have occurred or shall exist:

(a) there shall have been threatened, instituted or be pending any litigation, suit, claim, action, proceeding or investigation before any supra-national, national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”): (i) challenging or seeking to, or which, in the judgment of Purchaser, is reasonably likely to, make illegal, delay, or otherwise, directly or indirectly, restrain or prohibit or make more costly, or in which there are allegations of any violation of law, rule or regulation relating to, the making of or terms of the Offer or the provisions of this Offer to Purchase or the making of the Offer, or the acceptance for payment of, or payment for, any or all of the Shares by Parent, Purchaser or any other affiliate of Parent, or the consummation by Purchaser, Parent or any other affiliate of Parent of the Second-Step Merger or other business combination with the Company, or seeking to obtain damages in connection with any of the foregoing; (ii) seeking to, or which in the judgment of Purchaser is reasonably likely to, prohibit or limit the full rights of ownership or operation by the Company, Parent or any of their affiliates of all or any of the business or assets of the Company, Parent or any of their affiliates or to compel the Company, Parent or any of their subsidiaries to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their affiliates; (iii) seeking to, or which in the judgment of Purchaser is reasonably likely to, impose or confirm any voting, procedural, price or other requirements in addition to those required by federal securities laws and the DGCL (as in effect on the date of this Offer to Purchase) in connection with the making of the Offer, the acceptance for payment of, or payment for, some or all of the Shares by Purchaser, Parent or any other affiliate of Parent or the consummation by Purchaser, Parent or any other affiliate of Parent of the Second-Step Merger or other business combination with the Company, including, without limitation, the ability to effectively exercise full rights of ownership of any Shares, including without limitation, the right to vote any Shares acquired or owned by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company’s stockholders; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; (v) seeking, or which in the judgment of Purchaser is reasonably likely to result in, any material diminution in the benefits expected to be derived by Purchaser, Parent or any other affiliate of Parent as a result of the transactions contemplated by the Offer, the Second-Step Merger or any other business combination with the Company; (vi) imposing or seeking to impose any condition to the Offer which is unacceptable to Parent or Purchaser; (vii) restraining or prohibiting or seeking to restrain or prohibit the performance of any of the contracts or other arrangements entered into by Parent, Purchaser or any of their affiliates in connection with the acquisition of the Company; (viii) relating to the Offer, the Proxy Solicitation or the Consent Solicitation which, in the judgment of Purchaser, might adversely affect Purchaser, Parent or any other affiliate of Parent, or the value of the Company or any of its affiliates or the value of the Shares to any of Purchaser, Parent or any of their affiliates; or (ix) which in the judgment of Purchaser could otherwise prevent, adversely affect or materially delay consummation of the Offer, the Consent Solicitation or the Second-Step Merger or the ability of Purchaser to conduct the Proxy Solicitation or the Consent Solicitation;

(b) any clearance or approval, permit, authorization, favorable review or consent of any U.S. or non-U.S. Governmental Authority (including those referred to or described in Section 15 but other than in connection with the Antitrust Condition) shall not have been obtained on terms satisfactory to Purchaser in its judgment or any applicable waiting periods for such clearances or approvals shall not have expired;

(c) there shall have been action taken or any statute, rule, regulation, judgment, order, decree, injunction, legislation or interpretation enacted, promulgated, amended, threatened, instituted, entered, enforced, proposed, issued or deemed, or which becomes, applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) the Offer, the acceptance for payment of or the payment for Shares, the Second-Step Merger or any other business combination with the Company, by any U.S. or non-U.S. legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of any applicable Antitrust Law to the Offer, that in the judgment of Purchaser might result, directly or indirectly, in any of the consequences referred to in clauses (i) through (ix) of paragraph (a) above;

(d) any event, condition, circumstance, change or effect (or any development involving a prospective change) shall have occurred or be threatened that, individually or in the aggregate with any other events, condition, development, circumstances, changes and effects occurring after the date of this Offer to Purchase is or may be, in the judgment of Purchaser, materially adverse to the business, properties, condition (financial or otherwise), assets (including leases), liabilities, capitalization, stockholders’ equity, licenses, franchises, permits, permit applications, revenues, operations, results of operations or prospects of the Company or any of its affiliates or Purchaser becomes aware of any fact that, in its judgment, has or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Shares to Purchaser or any of its affiliates;

(e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States, (iii) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the judgment of Purchaser, might materially adversely affect, the extension of credit by banks or other lending institutions, (iv) commencement of a war, armed hostilities or the occurrence of any other national or international calamity directly or indirectly involving the United States or any attack on, or outbreak or act of terrorism involving, the United States, (v) a material change (or development or threatened development involving a prospective material change) in the United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (vi) any change or development in the general political, market, economic or financial conditions in the United States or abroad that could, individually or in the aggregate, in the judgment of Purchaser, have an adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of the Company or any of its affiliates or the trading in, or value of, the Shares, (vii) any decline in either the Dow Jones Industrial Average, or the Standard & Poor’s Index of 500 Industrial Companies or the NASDAQ Composite Index by an amount in excess of 15% measured from the close of business at the time of commencement of the Offer or any material adverse change in the market price in the Shares or (viii) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

(f) (i) a tender or exchange offer for any Shares has been publicly proposed to be made or has been made by another person (including the Company or any of its subsidiaries or affiliates), or has been publicly disclosed, or Purchaser otherwise learns that any person (which includes a “person” as such term is defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) and other than as disclosed in a Schedule 13D or 13G on file with the SEC on or prior to the date of this Offer to Purchase, (ii) any such person or group which, on or prior to the date of this Offer to Purchase, had filed such a Schedule with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company constituting 1% or more of any such class or series, (iii) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer of some or all of the Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries, (iv) any person (other than Parent) has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”) (or amended a prior filing to increase the applicable threshold set forth therein), made a pre-merger notification under any other applicable Antitrust Law or made a public announcement reflecting an intent to acquire the Company or any assets, securities or subsidiaries of the Company,

(v) the Company or any of its subsidiaries has (A) granted to any person proposing a merger or other business combination with or involving the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right which, in Purchaser’s judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company or any of its subsidiaries) or (B) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase, or (vi) the Company has entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser’s or Parent’s ability to acquire the Company or otherwise diminishing the expected value to Parent of the acquisition of the Company;

(g) the Company or any of its subsidiaries or affiliates has (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (iii) issued, pledged, distributed or sold, or authorized or proposed or announced the issuance, distribution or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of Shares pursuant to and in accordance with their publicly disclosed terms in effect as of the date of this Offer to Purchase, of employee stock options outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company, (v) declared, paid or proposed to declare or pay any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company, (vi) altered or proposed to alter any material term of any material contract, permit or license or outstanding security (other than to amend the Rights Agreement to make it inapplicable to the Offer and the Second-Step Merger), issued or sold, or authorized or proposed the issuance or sale of, any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business consistent with past practice or any debt containing, in the judgment of Purchaser, burdensome covenants or security provisions, (vii) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement, an agreement in principle, or an arrangement or an understanding with respect to or effected any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or release or relinquishment of any material contract or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business consistent with past practice, (viii) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in Purchaser’s judgment, has or may have adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to Purchaser or any of its subsidiaries or affiliates, (ix) adopted, established, entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees, consultants, directors or affiliates, or made grants or awards thereunder, other than in the ordinary course of business consistent with past practice or entered into or amended any such agreements, arrangements or plans that provide for increased or accelerated benefits to employees whether or not as a result of or whether or not in connection with the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Purchaser or the consummation of any merger or other business combination involving the Company and Purchaser (and/or Parent or any of Parent’s subsidiaries) or Purchaser shall become aware of any such action which has not been publicly disclosed prior to the date of this Offer to Purchase, (x) transferred into escrow (or similar arrangement) any amounts required to fund any existing benefit, employment or severance agreement with any of the Company’s employees other than in the ordinary course of business and consistent with past practice, (xi) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Purchaser shall have become aware of any such action which was not previously announced, (xii) amended, or authorized or proposed any amendment to, its certificate of incorporation or Bylaws (or other similar constituent documents) (other than any amendments to the Bylaws that are proposed by Parent or Purchaser in the Consent Solicitation) or Purchaser becomes aware that the Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its certificate of incorporation or Bylaws (or other similar constituent documents) which has not been publicly disclosed prior to the date of this Offer to Purchase, (xiii) acquired or authorized, recommended or proposed to acquire, any business or assets material to the Company or any of its affiliates other than purchases of inventory in the ordinary course of business and consistent with past practice, or (xiv) agreed in writing or otherwise to take any of the foregoing actions;

(h) Purchaser becomes aware (x) that any material contractual right of the Company or any of its subsidiaries has been or may be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries has been or may be accelerated or has or may otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by Purchaser or any of its subsidiaries or affiliates of the Second-Step Merger or other business combination involving the Company or (y) of any covenant, term or condition in any instrument, license or agreement of the Company or any of its subsidiaries that, in Purchaser’s judgment, has or may have an adverse effect with respect to either the value of the Company or any of its affiliates or the value of the Shares to Purchaser or any of its affiliates (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by Purchaser or its consummation of the Second-Step Merger or other business combination involving the Company); or

(i) Purchaser or any of its affiliates enters into a definitive agreement or announces an agreement in principle with the Company providing for a merger or other business combination with the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries, or Purchaser and the Company reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated or payment for Shares thereunder will be delayed.

The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition (unless arising as a result of any action or inaction on the part of Purchaser, Parent or any affiliate of Parent to the extent that, under applicable law, such action or inaction prohibits an assertion that such condition has not been satisfied) or may be waived by Purchaser or Parent in whole or in part at any time and from time to time prior to the expiration of the Offer in their sole discretion. To the extent Purchaser or Parent waives a condition set forth in Section 14 with respect to one tender, Purchaser or Parent will waive that condition with respect to all other tenders. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Purchaser or Parent concerning any condition or event described in this Section 14 shall be final and binding on all parties to the fullest extent permitted by law.

15.	Certain Legal Matters and Regulatory Approvals.

General.  Based upon its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, any approval or other action by any U.S. (federal or state) or non-U.S. Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser’s current intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser’s right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser’s obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for certain conditions of the Offer.

State Takeover Laws.  The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an “interested stockholder” (generally a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock, or an affiliate or associate thereof) from engaging in a “business combination” (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder.

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes (other than Section 203) purport to apply to the Offer or the Second-Step Merger, Purchaser believes that there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

Purchaser does not believe that the anti-takeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state anti-takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In any such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer.

Antitrust.  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements.

Pursuant to the HSR Act, Parent intends to promptly file a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15 calendar day waiting period following the filing by Parent, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. There can be no assurance, however, that the 15 calendar day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Sections 1 and 14.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

In addition, the Offer and the Second-Step Merger may also be subject to review outside the U.S. by non-U.S. governmental authorities with appropriate jurisdiction under non-U.S. Antitrust Laws. Some of the applicable Antitrust Laws may require that certain acquisition transactions may not be consummated unless certain waiting period requirements have been satisfied and/or the required consents, approvals or clearances have been received from the governmental authority with appropriate jurisdiction. Parent intends to make any necessary or advisable filings promptly in order to comply with such laws.

Appraisal Rights.  You do not have appraisal rights as a result of the Offer. However, if a merger involving the Company is consummated, stockholders of the Company who have neither voted in favor of the merger nor consented thereto in writing, who timely submit a demand for appraisal in accordance with the requirements of Section 262 of the DGCL and who otherwise comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with interest compounded quarterly and accruing at 5% over the Federal Reserve discount rate (unless a court determines otherwise) (all such Shares collectively, the “Dissenting Shares”). Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than, or the same as, the price per Share paid pursuant to the Offer or the consideration paid in such a merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Offer. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

Going Private Transactions.  The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Second-Step Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Second-Step Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 13. If such registration were terminated, Rule 13e-3 would be inapplicable to the Second Step Merger or such alternative transaction.

The foregoing discussion of certain provisions of the DGCL and the Exchange Act is not a complete description of the DGCL or the Exchange Act or such provisions thereof and is qualified in its entirety by reference to the DGCL and the Exchange Act.

Litigation.  On April 21, 2009, Parent commenced an action in the Delaware Court of Chancery against the Company and the Board to declare invalid the portion of Section 6.4 of the Company’s Bylaws that purports to impose the requirement that the Bylaws may not be altered, amended or repealed by the stockholders without the vote or written consent of 66 2/3% of the outstanding Shares, which amendment was purportedly adopted by the Board on January 14, 2009 following Parent’s initial indication of interest in a potential transaction with the Company. Parent has asked the Court of Chancery to enjoin enforcement of that provision as well as any other improper actions taken by the Company or the Board to impede the Offer or Broadcom’s efforts to acquire control of the Company. On May 5, Parent amended the complaint filed in this matter to also seek that the Court of Chancery declare that the Board breached its fiduciary obligation to the Company’s stockholders by maintaining Section 6.4 of the Company’s Bylaws, the amendments to Sections 2.7(c), 2.14 and 3.18 to the Company’s Bylaws and the Rights Agreement and enjoin the Board from enforcing or applying these provisions.

16.	Fees and Expenses.

Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer.

Merrill Lynch is acting as Dealer Manager in connection with the Offer and Merrill Lynch or its affiliates have provided certain financial advisory services to Purchaser and Parent in connection with the acquisition of the Company. Merrill Lynch is being paid customary compensation for its services as Dealer Manager in connection with the Offer and for its services as financial advisor. Merrill Lynch is also entitled to reimbursement from Parent for reasonable expenses (including reasonable fees and disbursements of its counsel) incurred in connection with its engagement. Parent has also agreed to indemnify Merrill Lynch, its affiliates, its and their respective directors, officers, employees and agents and each other person controlling Merrill Lynch or any of its affiliates, against specified liabilities.

Merrill Lynch and its affiliates have provided and may in the future provide various investment banking, financial advisory and other services to Parent or its affiliates, for which they have received or may receive customary compensation. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, Merrill Lynch and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in the Shares.

Parent (on behalf of Purchaser) has retained Innisfree M&A Incorporated, as the Information Agent, and BNY Mellon Shareowner Services, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies or other nominees to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Innisfree will be paid reasonable and customary compensation for its services and will also be reimbursed for out-of-pocket expenses and to indemnify Innisfree against certain liabilities and expenses, including reasonable legal fees and related charges.

Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Broker, dealer, commercial bank, trust company or other nominee will, upon request, be reimbursed by Purchaser for reasonable and necessary handling and mailing expenses incurred by them in forwarding material to their customers.

17.	Miscellaneous.

The Offer is being made solely by this Offer to Purchase and the accompanying Letter of Transmittal and is being made to holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager, or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Purchaser has filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7.

SOLICITATION OF PROXIES AND CONSENTS

As discussed in this Offer to Purchase, Purchaser has filed a preliminary consent statement with the SEC in connection with the Consent Solicitation and currently intends to file a preliminary proxy statement with the SEC for use in connection with the Proxy Solicitation. Purchaser advises the security holders of the Company to read the proxy statement and the consent statement when each becomes available, because each will contain important information regarding the Proxy Solicitation and the Consent Solicitation, as the case may be. The security holders of the Company may, when such documents become available, obtain a free copy of the preliminary proxy statement, the preliminary consent solicitation statement, the definitive proxy statement, the definitive consent statement and other documents that the Company files with the SEC at its web site at www.sec.gov. In addition, each of these documents, when prepared or available, may be obtained free of charge from Purchaser by calling Innisfree M&A Incorporated, the Information Agent for the Offer, toll-free at (877) 687-1875 (banks and brokers may call collect at (212) 750-5833).

INFORMATION CONCERNING PARTICIPANTS

Purchaser, Parent and, in each case, certain of its officers, directors and, in the event the Purchaser undertakes the Proxy Solicitation, nominees for the directorships of the Company, among others, may be deemed to be participants in the solicitation of the Company’s stockholders. The security holders of the Company may obtain information regarding the names, affiliations and interests of individuals who may be participants in the solicitation of the Company’s stockholders in a Schedule 14A to be filed with the SEC.

FIJI ACQUISITION CORPORATION

Dated: May 5, 2009

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
OFFICERS OF PARENT AND PURCHASER

1.	Directors and Executive Officers of Parent.

The following table sets forth the name, current business address, citizenship, current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is 5300 California Avenue, Irvine, California 92617. Unless otherwise indicated, each such person is a citizen of the United States of America, and each occupation set forth opposite an individual’s name refers to employment with Parent.

Present Principal Occupation or
Employment; Material Positions Held
Name, Citizenship	During the Past Five Years and
and Current Business Address	Business Addresses Thereof

George L. Farinsky	Director. George L. Farinsky has been a director since February 2002. Mr. Farinsky has been retired since 1991 and served as a consultant until 2000. From 1987 to 1991 he was Executive Vice President and Chief Financial Officer of Ashton-Tate Corporation. Prior to joining Ashton-Tate, Mr. Farinsky held executive management positions at the Bank of British Columbia, Dysan Corporation, Kaiser Industries Corporation, Kaiser Resources, Ltd., Mattel, Inc. and Teledyne, Inc. Mr. Farinsky holds a B.S. in Business Administration from the University of San Francisco and is a certified public accountant licensed in California, but is not engaged in public practice.
Nancy H. Handel	Director. Nancy H. Handel has been a director since November 2005. Ms. Handel was the Senior Vice President, Chief Financial Officer of Applied Materials, Inc., a supplier of equipment and services to the global semiconductor industry, from October 2004 through November 2006. From November 2006 to January 2007, Ms. Handel served as Senior Vice President, Finance at Applied Materials and assisted in the transition with their new chief financial officer. She retired from Applied Materials in January 2007. From 1985 to October 2004 she served in various key financial leadership positions at Applied Materials, including four years as Deputy Chief Financial Officer, Corporate Controller and Principal Accounting Officer, and 13 years as Treasurer. Prior to joining Applied Materials, Ms. Handel held various financial management positions with Raychem Corporation, an electronics manufacturer, Crown Zellerbach Corporation, a paper manufacturing company, and two private early stage companies. She received a B.S. in Economics from Purdue University and an M.B.A. from The Ohio State University, and is a graduate of the Stanford Executive Program.

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Present Principal Occupation or
Employment; Material Positions Held
Name, Citizenship	During the Past Five Years and
and Current Business Address	Business Addresses Thereof

Eddy W. Hartenstein	Director. Eddy W. Hartenstein has been a director since May 2008. Mr. Hartenstein has been Publisher and Chief Executive Officer of the Los Angeles Times, which is owned by the Tribune Company, since August 2008. In December 2008 the Tribune Company filed for Chapter 11 bankruptcy protection. From December 2005 through May 2008, Mr. Hartenstein served as Chairman, President and Chief Executive Officer of HD Partners Acquisition Corporation, a special purpose acquisition company which dissolved and distributed assets to its investors in May 2008. Mr. Hartenstein was Vice Chairman and a member of the board of directors of The DIRECTV Group, Inc. (formerly Hughes Electronics Corporation), a television service provider, from December 2003 until his retirement in December 2004. He served as Chairman and Chief Executive Officer of DIRECTV, Inc. from late 2001 through 2004 and as President of DIRECTV, Inc. from its inception in 1990 to 2001. Previously, Mr. Hartenstein served in various capacities for Hughes Communications, Inc., a provider of satellite-based communications, Equatorial Communications Services Company, a provider of telephony and data distribution services, and NASA’s Jet Propulsion Laboratory, the lead U.S. center for robotic exploration of the solar system. Mr. Hartenstein currently serves as a director of SanDisk Corporation, a supplier of flash memory devices, and SIRIUS XM Radio Inc., a satellite radio service company. He is a Member of the National Academy of Engineering, was inducted into the Broadcasting and Cable Hall of Fame in 2002, received an Emmy® Award for lifetime achievement from the National Academy of Television Arts and Sciences in 2007, and was inducted into the Consumer Electronics Hall of Fame in 2008. Mr. Hartenstein received B.S. degrees in Aerospace Engineering and Mathematics from California State Polytechnic University, Pomona, and an M.S. in Applied Mechanics from the California Institute of Technology.

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Present Principal Occupation or
Employment; Material Positions Held
Name, Citizenship	During the Past Five Years and
and Current Business Address	Business Addresses Thereof

John E. Major	Director. John E. Major has been a director since January 2003. In May 2008 Mr. Major was elected Chairman of the Board. In January 2003 he founded MTSG, a strategic consulting and investment company of which he serves as President. From April 2004 to October 2006, Mr. Major served as Chief Executive Officer of Apacheta Corporation, a privately-held mobile, wireless software company whose products are used to manage retail inventory, service and deliveries. From August 2000 until January 2003, Mr. Major was Chairman and Chief Executive Officer of Novatel Wireless, Inc., a wireless data access solutions company. Prior to August 2000, he was the founder and Chief Executive Officer of the Wireless Internet Solutions Group, a strategic consulting firm. From November 1998 to November 1999, Mr. Major was Chairman and Chief Executive Officer of Wireless Knowledge, a joint venture of Qualcomm Incorporated and Microsoft Corporation. From 1997 until 1998 he served as President of the Wireless Infrastructure Division of Qualcomm. Prior to that, for approximately 18 years, he held various positions at Motorola, Inc., the most recent of which was Senior Vice President and Chief Technology Officer. Mr Major is a director of three other public companies: Lennox International, Inc., a provider of climate control solutions; Littelfuse Inc., a provider of circuit protection solutions; and ORBCOMM Inc., a global satellite data communications company. Mr. Major received a B.S. in Mechanical and Aerospace Engineering from the University of Rochester, an M.S. in Mechanical Engineering from the University of Illinois, an M.B.A. from Northwestern University and a J.D. from Loyola University.
William T. Morrow	Director. William T. Morrow has been a director since June 2008. Mr. Morrow has been Chief Executive Officer of Clearwire Corporation, a provider of wireless broadband services, since March 2009. From September 2008 to March 2009 Mr. Morrow managed his personal investments. From July 2007 to September 2008, Mr. Morrow served as President, Chief Executive Officer and director of Pacific Gas & Electric Company, a public utility company and subsidiary of PG&E Corporation and from August 2006 to June 2007, he served as its President and Chief Operating Officer. From May 2006 to July 2006, Mr. Morrow served as Chief Executive Officer of Vodafone’s Europe region through Vodafone Group PLC. From April 2005 through April 2006, he served as President of Vodafone KK. From February 2004 to March 2005, Mr. Morrow served as Chief Executive Officer of Vodafone UK, Ltd. and from December 2001 to January 2004, he served as President of Japan Telecom Holdings Co., Inc. Mr. Morrow is also a director of Openwave Systems, Inc., a publicly held software applications and infrastructure company. Mr. Morrow has a A.S. degree in electrical engineering from Condie College, and a B.A. degree in business administration degree from National University.

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Present Principal Occupation or
Employment; Material Positions Held
Name, Citizenship	During the Past Five Years and
and Current Business Address	Business Addresses Thereof

Robert E. Switz	Director. Robert E. Switz has been a director since May 2003. Mr. Switz was elected Chairman in July 2008 and has been President and Chief Executive Officer of ADC Telecommunications, Inc., a supplier of broadband network equipment and software, since August 2003, and from 1994 until August 2003 he served in various senior management positions at ADC, including Chief Financial Officer, Executive Vice President and Senior Vice President. Mr. Switz was appointed a director of ADC in August 2003 and was appointed Chairman of the Board in August 2008. Mr. Switz was President of ADC’s former Broadband Access and Transport Group from November 2000 until April 2001. Prior to joining ADC, Mr. Switz was employed by Burr-Brown Corporation, a manufacturer of precision microelectronics, most recently as Vice President, Chief Financial Officer and Director, Ventures & Systems Business. Mr. Switz is also a director of Micron Technology, Inc., a publicly-held semiconductor company. Mr. Switz received a B.S. in Business Administration from Quinnipiac University and an M.B.A. from the University of Bridgeport.
Alan E. Ross	Director. Alan E. Ross, a director since November 1995, is retiring as a director this year. He is currently an independent venture capitalist. From January 2003 until January 2005, Mr. Ross served as Broadcom’s President and Chief Executive Officer. Previously he served as Broadcom’s Chief Operating Officer from November 2002 until January 2003. Mr. Ross served as Chairman of the Board and Chief Executive Officer of Worldwide Semiconductor Manufacturing Corporation from 1996 until April 1999. In addition, he served as Chief Executive Officer of Gambit Automated Design, Inc., an integrated circuit and tool manufacturer, from 1997 until 1998, and as President of Rockwell Telecommunications Group from 1990 to 1995. Mr. Ross received a B.S. in Industrial Management from San Diego State University.
Scott A. McGregor	Director and President and Chief Executive Officer. Scott A. McGregor has served as Broadcom’s President and Chief Executive Officer and as a director since January 2005. He also serves as a director and officer of certain Broadcom subsidiaries. Prior to joining Broadcom, Mr. McGregor was President and Chief Executive Officer of Philips Semiconductors, a diversified semiconductor supplier and a division of Netherlands-based Royal Philips Electronics, from September 2001 through October 2004, and a member of the Group Management Committee of Royal Philips Electronics from September 2001 through December 2004. From February 1998 until September 2001, Mr. McGregor served as the head of the Emerging Business unit of the Philips Semiconductors division and as Executive Vice President of Philips Semiconductors’ Communications Businesses. Prior to his employment at Philips, Mr. McGregor held senior positions at the Xerox Palo Alto Research Center, Microsoft Corporation, Digital Equipment Corporation (now a part of Hewlett-Packard Company) and the Santa Cruz Operation Inc. (SCO). He received a B.A. in Psychology and an M.S. in Computer Science and Computer Engineering from Stanford University.

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Present Principal Occupation or
Employment; Material Positions Held
Name, Citizenship	During the Past Five Years and
and Current Business Address	Business Addresses Thereof

Eric K. Brandt	Senior Vice President and Chief Financial Officer. Eric K. Brandt joined Broadcom as Senior Vice President and Chief Financial Officer in March 2007. He also serves as a director and officer of certain Broadcom subsidiaries. From September 2005 until March 2007, Mr. Brandt served as President and Chief Executive Officer of Avanir Pharmaceuticals. Prior to Avanir, Mr. Brandt was Executive Vice President — Finance and Technical Operations, Chief Financial Officer of Allergan, Inc., a global specialty pharmaceutical company, where he also held a number of other senior positions after joining Allergan in 1999. Previously, Mr. Brandt spent 10 years with The Boston Consulting Group, a privately-held global business consulting firm, most recently serving as Vice President and Partner and as a senior member of the firm’s heath care practice. In addition, while at BCG he led the North American operations practice and had experience advising computer and telecommunications clients. He is also a director of Dentsply International, Inc., a dental products company, and Vertex Pharmaceuticals, Inc., a global biotechnology company, where he chairs the audit committee. Mr. Brandt received a B.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.
Arthur Chong	Senior Vice President, General Counsel and Secretary. Arthur Chong joined Broadcom as Senior Vice President, General Counsel and Secretary in October 2008. From November 2005 until October 2008 Mr. Chong served as Executive Vice President and Chief Legal Officer of Safeco Corporation, a property and casualty insurance company that was acquired by Liberty Mutual Group in September 2008. Previously, Mr. Chong spent over 20 years at McKesson Corporation, a healthcare services and information technology company, most recently serving as Deputy General Counsel from 1999 to October 2005. Mr. Chong received a B.A. from University of California, Berkeley and a J.D. from Harvard Law School.

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Present Principal Occupation or
Employment; Material Positions Held
Name, Citizenship	During the Past Five Years and
and Current Business Address	Business Addresses Thereof

Thomas F. Lagatta	Vice President and General Manager. Thomas F. Lagatta joined Broadcom in May 2002 and became Vice President and General Manager of the Client Server Networking Business Unit in July 2002. In September 2003 Mr. Lagatta was elected Group Vice President, Enterprise Computing Group, and in April 2005 he was elected Senior Vice President & General Manager, Enterprise Computing Group. In June 2006 he became Senior Vice President, Worldwide Sales. He also serves as a director and officer of certain Broadcom subsidiaries. Previously, from August 1999 to February 2002 Mr. Lagatta served as Vice President and General Manager of Anadigics, Inc., a semiconductor manufacturer, where he led the Fiber Communications Products Business Unit. Before joining Anadigics, from 1998 to July 1999, Mr. Lagatta served as Vice President of Business Development at Avnet, Inc., an electronic component manufacturer. Prior to Avnet, Mr. Lagatta served in various senior management and technical positions for more than 11 years at Symbios Logic, a storage systems company. Mr. Lagatta is also a director of NetList, Inc., a semiconductor memory subsystems company. Mr. Lagatta received a B.S.E.E. from The Ohio State University and an M.S.E.E. from the University of Southern California.
Robert L. Tirva	Controller. Robert L. Tirva joined Broadcom in October 2000 as Controller for various lines of business. He was appointed Director of Finance, Broadband Communications Group, in October 2003 and was promoted to Senior Director of Finance, Broadband Communications Group, in May 2005. Most recently he served as Vice President, Finance, responsible for corporate financial planning and analysis and business processes. In June 2008 he became Vice President and Corporate Controller and was designated Principal Accounting Officer. He also serves as a director and officer of certain Broadcom subsidiaries. Prior to joining Broadcom, Mr. Tirva served in various financial positions in the Global Services and Global Financing divisions of the International Business Machines Corporation for approximately 7 years. He received a B.B.A. in Accounting from the University of Notre Dame and a M.B.A. from the Yale School of Management. Mr. Tirva is a certified public accountant licensed in Illinois, but is not engaged in public practice.

2.	Directors and Executive Officers of Purchaser.

The following table sets forth the name, current business address, citizenship, current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and each executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is 5300 California Avenue, Irvine, California 92617. Unless otherwise indicated, each such person is a citizen of the United States of America. Unless

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otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Purchaser.

Present Principal Occupation or
Employment; Material Positions Held
Name, Citizenship	During the Past Five Years and
and Current Business Address	Business Addresses Thereof

Adam Spice, Canadian citizenship	Director and Vice President, Chief Financial Officer and Treasurer of Purchaser. Adam Spice joined Broadcom in 2000 as Senior Manager, Finance, Strategic Initiatives. Mr. Spice has also served as Corporate Treasurer and Vice President of Business Planning at Broadcom. In 2006, Mr. Spice was appointed Vice President and General Manager, Power Management Solutions, Mobile Platform Group at Broadcom. Most recently in 2008, Mr. Spice was appointed Vice President, Finance and Corporate Development. Previously, Mr. Spice held various positions at Intel Corporation, a $30 billion revenue semiconductor company, including serving as Senior Finance Manager at Intel Capital, the internal M&A and Venture Capital group from 1998 to 2000. Mr. Spice earned an undergraduate degree in Finance from Brigham Young University in 1990, and earned an MBA with a concentration in Finance from The University of Texas at Austin in 1996.
DeAnn Work	Director and Vice President and Secretary of Purchaser. DeAnn Work joined Broadcom as Vice President and Deputy General Counsel in April 2009. From November 2007 until December 2008, Ms. Work served as Vice President and Senior Associate General Counsel of Safeco Corporation, a property and casualty insurance company that was acquired by Liberty Mutual Group in September 2008. Prior to Safeco, Ms. Work served as Senior Counsel for McKesson Corporation, a healthcare services and technology company, for four years, and prior to McKesson she served in a variety of consulting and business development roles for several technology and healthcare ventures. Previously, Ms. Work was a corporate attorney at Davis Polk & Wardwell. Ms. Work received an A.B. from Princeton University and a J.D. from Harvard Law School.
Nariman Yousefi	President and Chief Executive Officer of Purchaser. Nariman Yousefi joined Broadcom in March 1994 and became Senior Vice President & General Manager, Enterprise Networking Group in July 2007. Mr. Yousefi most recently served as Vice President & General Manager in charge of Broadcom’s physical layer and optical products. He also serves as a director and officer of certain Broadcom subsidiaries. Mr. Yousefi studied electrical engineering at the University of California, Davis and received a B.S.E.E. from the University of Pacific. He received an M.S.E.E. from University of Southern California.

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Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:
BNY MELLON SHAREOWNER SERVICES

By Mail:	By Overnight Courier:	By Hand:
BNY Mellon Shareowner Services Corporate Action Division P.O. Box 3301 South Hackensack, NJ 07606	BNY Mellon Shareowner Services Corporate Action Division 27th Floor 480 Washington Blvd. Jersey City, NJ 07310	BNY Mellon Shareowner Services Corporate Action Division 27th Floor 480 Washington Blvd. Jersey City, NJ 07310

By Facsimile Transmission:
(For Eligible Institutions Only)
(201) 680-4626

To Confirm Facsimile Transmissions:
(201) 680-4860
(For Confirmation Only)

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its telephone number, in each case, as set forth below. Requests for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, NY 10022

Stockholders May Call Toll Free (from
the U.S. and Canada): (877) 687-1875
Banks, Brokers and Stockholders Outside
the US or Canada May Call Collect:
(212) 750-5833

The Dealer Manager for the Offer is:
Merrill Lynch & Co.
Bank of America Tower
One Bryant Park, 8th Floor
New York, NY 10036

(888) 803-9655